Exhibit 10.1

Execution Copy

[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

License and Development Agreement

dated as of April 16, 2008

between

Celldex Therapeutics, Inc.

and

Pfizer Vaccines LLC

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1

SECTION 2. HSR		13

SECTION 3. LICENSES		13

3.1.	Exclusive Licenses to Pfizer	13

3.2.	Non-Exclusive Licenses to Celldex	14

3.3.	Non-Exclusive Research License	15

3.4.	Sublicenses	15

3.5.	Covenant Regarding *	16

3.6.	Celldex Retained Rights	16

SECTION 4. DEVELOPMENT, REGULATORY APPROVALS AND MARKETING		16

4.1.	Development Plan	16

4.2.	Joint Clinical Development Committee	16

4.3.	Development Reports	17

4.4.	Records	18

4.5.	Diligence	18

4.6.	Development Costs	18

4.7.	Regulatory Affairs	19

4.8.	Manufacture and Supply	20

4.9.	Commercialization/Pricing	20

4.10.	Transition Plan	20

SECTION 5. FEES AND ROYALTIES		20

5.1.	Effective Date Payment	20

5.2.	Equity	20

5.3.	Event Milestone Payments	20

5.4.	Additional Payment for *	23

5.5.	Sales Milestone Payment	23

5.6.	Royalty Payments	23

5.7.	Duration of Royalty Payments	24

5.8.	Royalty Payment Reductions	24

5.9.	Consideration for Technology License	25

i

5.10.	Notices of Termination	25

SECTION 6. ACCOUNTING AND PROCEDURES FOR PAYMENT		25

6.1.	Inter-Company Sales	25

6.2.	Currency	25

6.3.	Royalty Payments	26

6.4.	Method of Payments	26

6.5.	Inspection of Records	26

6.6.	Tax Matters	27

SECTION 7. PATENTS AND INFRINGEMENT		27

7.1.	Ownership of Inventions	27

7.2.	Prosecution and Maintenance	28

7.3.	Filings and Correspondence	29

7.4.	Notices and Encumbrances	30

7.5.	Patent Term Extensions	31

7.6.	Interpretation of Patent Judgments	32

7.7.	Third Party Royalty Obligations	32

7.8.	Third Party Infringement	33

7.9.	Paragraph IV Notices	34

7.10.	Other Actions by a Third Party	34

7.11.	Alleged Infringement by Pfizer or Celldex	35

7.12.	Compensation to Inventors and Third Party Licensors	35

7.13.	Marking	35

SECTION 8. CONFIDENTIALITY; PUBLICATION		35

8.1.	Confidential Information	35

8.2.	Publication	37

8.3.	Publicity	37

8.4.	Filing, Registration or Notification of this Agreement	37

SECTION 9. REPRESENTATIONS AND WARRANTIES		38

9.1.	Celldex Representations and Warranties	38

9.2.	Pfizer Representations and Warranties	41

9.3.	Disclaimer of Warranty	42

9.4.	No Debarment	42

SECTION 10. ADDITIONAL COVENANTS		43

10.1.	Restrictions on Transfer and Liens	43

10.2.	Third Party Licenses	43

10.3.	Compliance with Laws	43

10.4.	Conduct of Business	43

10.5.	Access to Information	43

SECTION 11. TERM		44

11.1.	Term	44

11.2.	Prior to Effective Date	44

SECTION 12. TERMINATION		44

12.1.	Termination Rights	44

12.2.	Accrued Obligations	45

12.3.	Effect of Termination	45

12.4.	Bankruptcy	47

SECTION 13. INDEMNIFICATION		48

13.1.	Indemnification	48

13.2.	Losses	49

13.3.	Defense Procedures; Procedures for Third Party Claims	49

13.4.	Disclaimer of Liability for Consequential Damages	50

13.5.	Sole Remedy	51

SECTION 14. GOVERNING LAW AND JURISDICTION		51

14.1.	Governing Law	51

14.2.	Jurisdiction	51

SECTION 15. MISCELLANEOUS		51

15.1.	Force Majeure	51

15.2.	Severability	52

15.3.	Waivers	52

15.4.	Entire Agreement; Amendments	52

15.5.	Pfizer’s Right of Setoff	52

15.6.	Pfizer *	52

15.7.	Survival	53

15.8.	Assignment	53

15.9.	Independent Contractor	54

15.10.	Notices	54

15.11.	Third Party Beneficiaries	55

15.12.	Binding Effect	55

15.13.	Counterparts	55

15.14.	Headings	55

EXHIBITS AND SCHEDULES

EXHIBIT A	CELLDEX PATENT RIGHTS
EXHIBIT B	TRANSITION AND DEVELOPMENT PLANS
EXHIBIT C	STOCK PURCHASE AGREEMENT
EXHIBIT D	FORM OF PRESS RELEASE
EXHIBIT E	REDACTED AGREEMENT
EXHIBIT F	* CONSENT TO ASSIGNMENT
EXHIBIT G	ASSIGNMENT AND ASSUMPTION AGREEMENT
Schedule 4.6(b)	*
Schedule 7.2	PATENT PROSECUTION
Schedule 9.1(c)	PATENT REPRESENTATIONS AND WARRANTIES
Schedule 9.1(f)	CELLDEX RESEARCH ARRANGEMENTS
Schedule 13.1	CELLDEX INDEMNIFICATION

LICENSE  AND DEVELOPMENT AGREEMENT

This License and Development Agreement (this “Agreement”) dated as of April 16, 2008 between Celldex Therapeutics, Inc., a Delaware corporation and wholly-owned subsidiary of Avant Immunotherapeutics, Inc., a Delaware corporation (“Avant”), with offices located at 222 Cameron Drive, Suite 400, Phillipsburg, New Jersey  08865 (“Celldex”), and Pfizer Vaccines LLC, a Delaware limited liability company with offices located at 235 East 42nd Street, New York, New York 10017-5755 (“Pfizer”).

WHEREAS, Celldex owns or otherwise controls certain patents, patent applications, technology, know-how and scientific and technical information relating to an EGFRvIII mutant peptide comprising the amino acid sequence *;

WHEREAS, Pfizer has extensive experience and expertise in the development and commercialization of pharmaceutical products, and desires to acquire an exclusive license in the Territory (as defined below) to such patents, patent applications, technology, know-how and scientific and technical information; and

WHEREAS, Celldex desires to grant such license to Pfizer;

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein, Celldex and Pfizer hereby agree as follows:

Section 1.              DEFINITIONS.

For purposes of this Agreement, the following definitions shall be applicable:

1.1.          “Action” shall have the meaning assigned to it in Section 9.1(m).

1.2.          “Additional Component” means a therapeutically active (alone or in combination) *.  Additional Component shall not include an inactive * component.

1.3.          “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a party to this Agreement, but only for so long as such control shall continue.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of at least 50% of the voting securities or other ownership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity.

1.4.          *.

1.5.          “* Supply Agreement” means the Supply Agreement, dated *, by and between Celldex and *.

1.6.          “BLA” means a Biologics License Application filed with the FDA in accordance with the PHSA with respect to a biologic product, an analogous application or filing with the FDA (such as a New Drug Application or NDA), where such filing would be proper, for the purpose of obtaining approval to market and sell a pharmaceutical product in the United States, or an analogous application or filing with any Regulatory Authority outside of the United States (including any supra-national agency such as the European Union) for the purpose of obtaining approval to market and sell a pharmaceutical product in such jurisdiction.

1.7.          “Business Day” means a day other than a Saturday, Sunday or bank or other public holiday in New York, New York.

1.8.          “CDX-110” means the EGFRvIII mutant peptide consisting of the amino acid sequence  *.

1.9.          “Celldex Confidential Information” means all information owned or otherwise controlled by Celldex relating to Compounds, Licensed Products or Diagnostic Assays, including Celldex Technology, as well as any other information regarding the business and operations of Celldex, that is or has been disclosed (whether orally or in writing) by Celldex to Pfizer or its Affiliates to the extent that such information is not (a) as of the date of disclosure to Pfizer, known to Pfizer or its Affiliates; or (b) disclosed in published literature, or otherwise generally known to the public through no breach by Pfizer of this Agreement; or (c) obtained by Pfizer or its Affiliates from a Third Party free from any obligation of confidentiality to Celldex; or (d) independently developed by Pfizer or its Affiliates without use of the Celldex Confidential Information; or (e) in the reasonable opinion of legal counsel, required to be disclosed under Law; provided that, in the case of (e), Pfizer provides Celldex prior notice (to the extent practicable) of such disclosure and agrees to cooperate, at the request and sole expense of Celldex, with Celldex’s efforts to preserve the confidentiality of such information.

1.10.        “Celldex Controlled Patent Rights” shall have the meaning assigned to it in Section 7.3(c).

1.11.        “Celldex Indemnified Parties” shall have the meaning assigned to it in Section 13.1(b).

1.12.        “Celldex Indemnified Party” shall have the meaning assigned to it in Section 13.1(b).

1.13.        “Celldex Patent Rights” means: (a) all Patent Rights owned or otherwise controlled by Celldex as of the Effective Date that relate to a Compound, Licensed Product or Diagnostic Assay, including the Patent Rights listed in Exhibit A; and (b) all Patent Rights owned or otherwise controlled by Celldex during the Term (other than Patent Rights owned or otherwise controlled by Celldex as of the Effective Date) that are necessary or reasonably useful for the research, development, making, having made, use, sale, offer for sale, supply, causing to be supplied or importation of a Compound, Licensed Product or Diagnostic Assay.  With respect to the Celldex Controlled Patent Rights, Celldex’s rights and interests in such Celldex Controlled Patent Rights as of the Effective Date are subject to the limitations set forth in the Third Party Licenses as in effect as of the Effective Date.

1.14.        “Celldex Research Arrangements” shall have the meaning assigned to it in Section 9.1(f).

1.15.        “Celldex Sole Inventions” shall have the meaning assigned to it in Section 7.1(a)(ii).

1.16.        “Celldex Sole Patent Rights” shall have the meaning assigned to it in Section 7.1(a)(ii).

1.17.        “Celldex Technology” means any Technology owned or otherwise controlled by Celldex as of the Effective Date or at any time during the Term.

1.18.        “Change of Control” means that any of the following has occurred:

(a)           any Person or group that is or contains a * becomes the beneficial owner, directly or indirectly, of * or more of the outstanding Voting Stock or voting power over Voting Stock of (i) Celldex or (ii) any one or more Persons which are direct or indirect parent holding companies of Celldex or Affiliates controlling Celldex (Celldex, together with the Persons described in clause (ii), each hereinafter referred to, individually, as a “Celldex Group Company” and, collectively, as the “Celldex Group Companies”); or

(b)           any Celldex Group Company enters into an agreement with any Person or group that is or contains a  * providing for the sale or disposition of all or substantially all of the assets of the Celldex Group Companies, on a consolidated basis; or

(c)           any Celldex Group Company enters into an agreement with any Person or group providing for a merger, reorganization, consolidation or other similar transaction (or series of related transactions) of any Celldex Group Company with such Person or any Affiliate of such Person, in each case, that is a  * (other than with any of the Celldex Group Company’s wholly-owned subsidiaries) or with such group that contains a  *, that results in the shareholders of the applicable Celldex Group Company immediately before the occurrence of such transaction (or series of transactions) beneficially owning less than a majority of the outstanding Voting Stock or voting power over Voting Stock of the surviving or newly-created entity in such transaction (or series of transactions); or

(d)           a change in the board of directors of any Celldex Group Company in which the individuals who constituted the board of directors of such Celldex Group Company at the beginning of the two (2)-year period immediately preceding such change (together with any other director whose election by the board of directors of such Celldex Group Company or whose nomination for election by the stockholders of such Celldex Group Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office, provided that this clause (d) shall apply only if such change in the board of directors occurred as a result of or in connection with the votes or nominations of, proxy solicitations by or other action by a Person or group that is or contains a  *; or

(e)           any Celldex Group Company enters into an agreement with any Person providing for the matters described in clause (a), (b) or (d) above.

For purposes of this definition of “Change of Control”:

(A) references to any Celldex Group Company shall be deemed to include all successors in any merger, consolidation, reorganization or similar transaction (or series of related transactions) preceding any transaction (or series of related transactions) described above;

(B) “beneficial ownership” (and other correlative terms) means beneficial ownership as defined in Rule 13d-3 under the Exchange Act; it being understood and agreed that “beneficial ownership” shall also include any securities which any Person or any of such person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options or otherwise;

(C) “group” means group as defined in the Exchange Act;

(D) “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) of an entity means possession, direct or indirect, of (I) the power to direct or cause direction of the management and policies of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) or (II) at least fifty percent (50%) of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of such entity;

(E) *;

(F) “Person” means an individual, corporation, partnership, company, joint venture, unincorporated organization, limited liability company or partnership, sole proprietorship, association, bank, trust company or trust, whether or not legal entities, or any Governmental Authority;

(G) “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof; and

(H) “Voting Stock” means securities of any class or series of a corporation, association or other entity, the holders of which are ordinarily, in the absence of contingencies, entitled to vote generally in matters put before the shareholders or members of such corporation, association or other entity.

1.19.        “Combination Product” means a Licensed Product containing (a) a Compound and (b) one or more Additional Components or other therapeutically active ingredients; provided that neither a Licensed Product  * nor a Licensed Product  *will be considered a Combination Product.

1.20.        “Commence” or “Commencement” means, when used with respect to a clinical trial, the first dosing of the first patient for such trial.

1.21.        “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a party with respect to the objective that is the subject of such efforts, reasonable, good faith efforts and resources to accomplish such objective that such party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the development or commercialization of a Licensed Product, such efforts shall be similar to those efforts and resources consistent with the usual practice of such party in pursuing the development or commercialization of pharmaceutical products owned by it or to which it otherwise has rights that are of similar market potential as the Licensed Products, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of Licensed Products and such party’s own pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due.

1.22.        “Compound” means a peptide that comprises at least a portion of an EGFRvIII comprising the amino acid sequence  *.  For the avoidance of doubt, when any other component of such a peptide, protein or molecule is itself a therapeutically active ingredient, such component shall be deemed to be a “therapeutically active ingredient” for purposes of the definition of Combination Product in Section 1.19 and the definition of Net Sales in Section 1.63, except where such other component is  *.

1.23.        “Courts” shall have the meaning assigned to it in Section 14.2.

1.24.        “Cover(ed)” means, with respect to any Patent Right and the subject matter at issue, that, but for a license granted under a Valid Claim of such Patent Right, the manufacture, use, sale, offer for sale or importation of the subject matter at issue would infringe such Valid Claim, or, in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

1.25.        “CPI” means the Consumer Price Index – Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index).

1.26.        “Development Committee Meeting” shall have the meaning assigned to it in Section 4.2(b).

1.27.        “Development Plan” shall have the meaning assigned to it in Section 4.1.

1.28.        “Diagnostic Assay” means any diagnostic method, product or composition of matter for assessing the presence or level of EGFRvIII, or nucleic acids encoding the same or portions thereof, in a sample useful to the research, development or commercialization of any Compound or Licensed Product.

1.29.        “Diagnostic Assay License” shall have the meaning assigned to it in Section 7.7.

1.30.        “Diagnostic Assay Sublicense Payments” shall have the meaning assigned to it in Section 7.7.

1.31.        “DoJ” shall have the meaning assigned to it in Section 2.

1.32.        “Effective Date” means the date that this Agreement has been fully-executed by Celldex and Pfizer, or, if a filing is required under the HSR Act, the later of (a) the date upon which the applicable waiting period under the HSR Act shall have expired or been terminated with respect to this Agreement and (b) the date on which any government investigations opened by means of a second request or otherwise shall have been closed.

1.33.        “EGFR” means Epidermal Growth Factor Receptor.

1.34.        “EGFRvIII” means EGFR variant III peptide, a variant of EGFR, *.

1.35.        “EMEA” means the European Medicines Agency.

1.36.        “Event Milestone” shall have the meaning assigned to it in Section 5.3(a).

1.37.        “Event Milestone Payments” means the amounts set forth in Section 5.3 opposite the respective Event Milestones.

1.38.        “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.39.        “FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.40.        “FTC” shall have the meaning assigned to it in Section 2.

1.41.        “FTE” means a full-time equivalent person year (consisting of a total of 1,800 hours) of work.

1.42.        “FTE Rate” means  *.

1.43.        “GBM” means any indication for the treatment, prevention or control of glioblastoma multiforme.

1.44.        *.

1.45.        “Governmental Authority” means any court, agency, department, authority or other instrumentality of any nation, state, county, city or other political subdivision.

1.46.        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.47.        “IND” means an Investigational New Drug Application submitted under the PHSA or FDCA; or an analogous application or filing with any analogous agency or Regulatory

Authority outside of the United States under any analogous foreign Law for the purposes of obtaining permission to conduct human clinical studies.

1.48.        “Indemnified Party” shall have the meaning assigned to it in Section 13.3.

1.49.        “Indemnifying Party” shall have the meaning assigned to it in Section 13.3.

1.50.        “Invention” shall mean any process, method, composition of matter, article of manufacture, discovery, improvement or finding that is conceived during the Term.

1.51.        “Investigation” shall have the meaning assigned to it in Section 9.1(m).

1.52.        “Joint Clinical Development Committee” or “JCDC” shall have the meaning assigned to it in Section 4.2(a).

1.53.        “Joint Inventions” shall have the meaning assigned to it in Section 7.1(b).

1.54.        “Joint Patent Rights” shall have the meaning assigned to it in Section 7.1(b).

1.55.        “Knowledge” means, with respect to a party, the knowledge of the employees of such party  who would be reasonably expected to have knowledge of the matter in question after reasonable investigation of documents and correspondence of such party  and inquiry of any other employees of such party who may reasonably be expected to have such knowledge.  Any individual who is an employee of Avant or another Affiliate of Celldex as of the date hereof or as of the Effective Date and who was an employee of Celldex prior to or on March 7, 2008 shall be deemed to be an employee of Celldex solely for the purposes of this definition of “Knowledge.”

1.56.        “Launch” means the first shipment of a Licensed Product in commercial quantities for commercial sale by Pfizer, its Affiliates or its sublicensees to a Third Party in a country in the Territory after receipt by Pfizer, its Affiliates or its sublicensees of the first Regulatory Approval for such Licensed Product in such country.

1.57.        “Laws” means all laws, statutes, rules, regulations, orders, judgments and/or ordinances of any Governmental Authority.

1.58.        “Licensed Product” means any pharmaceutical product that contains a Compound, the manufacture, use, sale, offer for sale or importation of which (a) is Covered by a Valid Claim or (b) embodies or incorporates Celldex Technology.  All dosage forms and formulations of a Licensed Product that contain the same Compound shall be considered to be the same Licensed Product.

1.59.        “Litigation Conditions” shall have the meaning assigned to it in Section 13.3(a).

1.60.        “Losses” shall have the meaning assigned to it in Section 13.2.

1.61.        “Major EU Countries” means  *.

1.62.        “Meeting Period” shall have the meaning assigned to it in Section 4.2(b).

1.63.        “Net Sales” means:

(a)           with respect to a Licensed Product that is not a Combination Product, the gross amount invoiced by Pfizer, its Affiliates and its sublicensees of such Licensed Product to Third Parties, less (i) actual bad debts related to such Licensed Product and (ii) sales returns and allowances actually paid, granted or accrued, including, trade, quantity and cash discounts and any other adjustments, including, those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, adjustments arising from consumer discount programs or other similar programs, customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales (including taxes paid by Pfizer, its Affiliates or sublicensees to the United States government or an instrumentality thereof under 26 U.S.C. § 4131 or other similar legislation, or to any state government or foreign government, pursuant to a statutory scheme to insure against liability arising out of the manufacture, use or sale of vaccine products), any payment in respect of sales to the United States government, any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization, and freight and insurance (to the extent that Pfizer bears the cost of freight and insurance for a Licensed Product); and

(b)           with respect to a Combination Product,

(i)            if (1) the Licensed Product contained in such Combination Product and (2) the products that collectively contain, as their respective sole active ingredient(s), all of the other Additional Components and other therapeutically active ingredients, as the case may be, included in such Combination Product, are sold separately by any of Pfizer, its Affiliates and/or any Third Party in such country during such Pfizer Quarter when Pfizer, its Affiliates or sublicensees sells such Combination Product, the Net Sales attributable to such Combination Product during such Pfizer Quarter shall be calculated by  *, during such Pfizer Quarter in such country, for the Licensed Product contained in such Combination Product  *, during such Pfizer Quarter in such country, for the products described in clause (2) above;

(ii)           if Pfizer and/or its Affiliates and/or any Third Party separately sells, in such country during such Pfizer Quarter when it sells such Combination Product, the Licensed Product contained in such Combination Product as a separate product but does not separately sell, in such country, products that collectively contain as their respective sole active ingredient(s) all of the other Additional Components and other therapeutically active ingredients, as the case may be, included in the Combination Product, the Net Sales attributable to such Combination Product during such Pfizer Quarter shall be calculated by  *, during such Pfizer Quarter in such country, for the Licensed Product contained in such Combination Product, *, during such Pfizer Quarter in such country, for the Combination Product; provided, however, that in the event  *, the Net Sales attributable to such Combination Product during such Pfizer Quarter shall be calculated by  *;

(iii)          if (1) Pfizer and/or its Affiliates and/or any Third Party do not separately sell, in such country during such Pfizer Quarter when it sells such Combination Product, the Licensed Product contained in such Combination Product as a separate product and (2) such Combination Product does not contain any Third Party Components (as defined below), the Net Sales attributable to such Combination Product during such Pfizer Quarter shall be calculated by multiplying the Net Sales of such Combination Product, as determined in accordance with clause (a) hereof, by  *; and

(iv)          if none of clauses (i), (ii) or (iii) above apply, the Net Sales attributable to such Combination Product during such Pfizer Quarter shall be calculated by multiplying the Net Sales of such Combination Product by D/(D+E) where D is the fair market value of the portion of the Combination Product that contains the Licensed Product and E is the fair market value of the portion of the Combination Product containing the Third Party Components and any other Additional Components included in such Combination Product, as such fair market values are reasonably determined in good faith by Pfizer in consultation with Celldex.  “Third Party Component” means any Additional Component or other therapeutically active ingredient the rights to which are owned by a Third Party and not licensed hereunder to Pfizer.

Net Sales shall be determined from books and records maintained in accordance with generally acceptable accounting principles in the United States, as consistently applied by Pfizer with respect to sales of all its pharmaceutical products.

1.64.        “* Licensed Product” means a Licensed Product that does not contain CDX-110.

1.65.        “*” shall have the meaning assigned to it in Section 5.6(d).

1.66.        “Paragraph IV Notice” shall have the meaning assigned to it in Section 7.9(a).

1.67.        “Patent Rights” means patents and patent applications, whether domestic or foreign, including all continuations, continuations-in-part, divisions, provisionals and renewals, and letters of patent granted with respect to any of the foregoing, patents of addition, supplementary protection certificates, registration or confirmation patents and all reissues, re-examination and extensions thereof.

1.68.        “Pfizer Applied Technology” means, with respect to any Licensed Product, Technology owned or otherwise controlled by Pfizer as of the Effective Date or at any time during the Term (other than as a result of the licenses granted by Celldex to Pfizer under this Agreement) that (a) * prior to any termination of this Agreement, provided that such Pfizer Technology is  * prior to any termination of this Agreement; provided that, with respect to each of clauses (a) and (b) of this Section 1.68, such  *.

1.69.        “Pfizer Chair” shall have the meaning assigned to it in Section 4.2(a).

1.70.        “Pfizer Confidential Information” means all information owned or otherwise controlled by Pfizer relating to Compounds, Licensed Products or Diagnostic Assays, including Pfizer Applied Technology, as well as any other information regarding the business and operations of Pfizer, that is or has been disclosed (whether orally or in writing) by Pfizer to

Celldex or its Affiliates to the extent that such information is not (a) as of the date of disclosure known to Celldex or its Affiliates; or (b) disclosed in published literature, or otherwise generally known to the public through no breach by Celldex of this Agreement; or (c) obtained by Celldex or its Affiliates from a Third Party free from any obligation of confidentiality to Pfizer; or (d) independently developed by Celldex or its Affiliates without use of the Pfizer Confidential Information; or (e) in the reasonable opinion of legal counsel, required to be disclosed under Law; provided that, in the case of (e), Celldex provides Pfizer prior notice (to the extent practicable) of such disclosure and agrees to cooperate, at the request and sole expense of Pfizer, with Pfizer’s efforts to preserve the confidentiality of such information.

1.71.        “Pfizer Indemnified Parties” shall have the meaning assigned to it in Section 13.1(a).

1.72.        “Pfizer Indemnified Party” shall have the meaning assigned to it in Section 13.1(a).

1.73.        “Pfizer Patent Rights” means all Patent Rights that (a) are owned or otherwise controlled by Pfizer as of the Effective Date or at any time during the Term (other than as a result of the licenses granted by Celldex to Pfizer under this Agreement) and (b) claim any Pfizer Applied Technology.

1.74.        “Pfizer Quarter” means each of the four (4) thirteen (13) week periods (a) with respect to the United States, commencing on January 1 of any calendar year, and (b) with respect to any country in the Territory other than the United States, commencing on December 1 of any calendar year.

1.75.        “Pfizer Sole Inventions” shall have the meaning assigned to it in Section 7.1(a)(i).

1.76.        “Pfizer Sole Patent Rights” shall have the meaning assigned to it in Section 7.1(a)(i).

1.77.        “Pfizer Year” means the twelve (12) month period (i) with respect to the United States, commencing on January 1 of any calendar year, and (ii) with respect to any country in the Territory other than the United States, commencing on December 1 of any calendar year.

1.78.        “Phase II Clinical Study” means a clinical study generally consistent with U.S. 21 C.F.R. § 312.21(b), or any foreign counterpart thereof, with respect to a Licensed Product anywhere in the Territory.

1.79.        “Phase III Clinical Study” means a clinical study generally consistent with U.S. 21 C.F.R. § 312.21(c) or any foreign counterpart thereof with respect to a Licensed Product anywhere in the Territory.

1.80.        “PHSA” means the U.S. Public Health Service Act, as amended, and the regulations promulgated thereunder.

1.81.        “Redacted Agreement” shall have the meaning assigned to it in Section 8.4.

1.82.        “Regulatory Approval” means any and all approvals, with respect to any jurisdiction, or authorizations of a Regulatory Authority, that are necessary for the commercial manufacture, distribution, use, marketing or sale of a pharmaceutical product or diagnostic assay in such jurisdiction.

1.83.        “Regulatory Authority” means, in respect of a particular country or jurisdiction, the Governmental Authority having responsibility for granting Regulatory Approvals in such country or jurisdiction.

1.84.        “Regulatory Exclusivity Period” means, with respect to a Licensed Product in a particular country or jurisdiction, the period of time in which no product of a Third Party that contains the same active ingredient(s) as such Licensed Product (and no additional active ingredient(s)) could receive Regulatory Approval, *, in such country or jurisdiction for an indication for which such Licensed Product has received Regulatory Approval.

1.85.        “Reimbursable Development Costs” means the following costs incurred by Celldex in the performance of its obligations in accordance with the Development Plan and related budget:

(a)           * costs and expenses incurred;

(b)           the costs of  *, which costs shall be determined based on the  * set forth in the Development Plan; and

(c)           any other costs incurred that are expressly approved by the JCDC.

1.86.        “Reverted Product” shall have the meaning assigned to it in Section 12.3(d)(i).

1.87.        “Reverted Product Patent Rights”  shall have the meaning assigned to it in Section 12.3(d)(ii).

1.88.        “Royalty Reduction Limit” shall have the meaning assigned to it in Section 7.7.

1.89.        “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, and subject to the provisions of Sections 5.6(e) and 5.8, the period commencing upon  * in a country and ending upon  *.

1.90.        “Sales Milestone Payment” shall have the meaning assigned to it in Section 5.5.

1.91.        “Second Indication” means any indication other than  *.

1.92.        “Sole Inventions” shall have the meaning assigned to it in Section 7.1(a).

1.93.        “Stock Purchase Agreement” shall have the meaning assigned to it in Section 5.2.

1.94.        “Successful Resolution of the  *” shall have the meaning assigned to it in Section 5.3(a).

1.95.        “Technology” means all materials, technology, data, technical and scientific information, know-how, expertise and trade secrets that relate to or are used in connection with EGFRvIII or any Compound, Licensed Product or Diagnostic Assay, including any intellectual property rights embodying any of the foregoing, but excluding any Patent Rights.

1.96.        “Term” means the period of time commencing on the Effective Date and ending on the earlier of (a) the last to expire Royalty Term or (b) the effective date of termination of this Agreement pursuant to Section 12.1.

1.97.        “Territory” means the entire world.

1.98.        “Third Party” means any person or entity other than Pfizer, Celldex or any of their respective Affiliates.

1.99.        “Third Party Agreement” shall have the meaning assigned to it in Section 9.1(i).

1.100.      “Third Party Claim” shall have the meaning assigned to it in Section 13.3.

1.101.      “Third Party License” means each of the following: *.

1.102.      “Third Party Licensor” means: *.

1.103.      “Third Party Licensor Lien” shall have the meaning assigned to it in Section 9.1(f).

1.104.      “Transition Plan” shall have the meaning assigned to it in Section 4.10.

1.105.      “*” means, collectively, *.

1.106.      “Valid Claim” means:

(a)           any claim of an issued and unexpired patent (including extensions and supplementary protection certificates thereof) contained in the Celldex Patent Rights or Joint Patent Rights that (i) has not been rejected, revoked or held unenforceable or invalid by a final, nonappealable decision of a court or other Governmental Authority of competent jurisdiction or unappealed within the time allowable for appeal and (ii) has not been explicitly disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; and

(b)           any claim of a patent application contained in the Celldex Controlled Patent Rights that (i) has not been pending for more than  * years from the Effective Date, (ii) has not been rejected, revoked or held unenforceable or invalid by a final, nonappealable decision of a court or other Governmental Authority of competent jurisdiction or unappealed within the time allowable for appeal and (iii) has not been explicitly disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.107.      Construction.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (d) references to a person are also to its permitted successors and assigns; (e) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (g) the word “any” shall mean “any and all” unless otherwise indicated by context.

Section 2.              HSR.

Pfizer (or its Affiliate) and Celldex (or its Affiliate) shall use Commercially Reasonable Efforts to take (a) all actions necessary to make any filing required under the HSR Act, as determined by Pfizer in its sole discretion, and (b) reply at the earliest practicable date to any requests for information received from the United States Federal Trade Commission (“FTC”) or Antitrust Division of the United States Department of Justice (“DoJ”) pursuant to the HSR Act.  The parties shall, to the extent reasonably practicable, consult with one another prior to making any filings, responses to inquiries or other contacts with the FTC or DoJ concerning the transactions contemplated hereby.  Each party will bear its own expenses in connection with activities under this Section 2, except that Pfizer shall be responsible for the fees due from each party to the FTC in respect of such filings.

Section 3.              LICENSES.

3.1.          Exclusive Licenses to Pfizer.

(a)           Subject to the terms of this Agreement, Celldex hereby grants to Pfizer, and Pfizer hereby accepts:

(i)            an exclusive license (even as to Celldex and its Affiliates), including the right to sublicense subject to Section 3.4, under the Celldex Patent Rights, to research, develop, make, have made, use, sell, offer for sale, supply, cause to be supplied and import Compounds and Licensed Products in the Territory; provided, however, that Pfizer shall have no right under this Section 3.1(a)(i) to sell any Compound that is not a Licensed Product except to its Affiliates, Third Party contractors and sublicensees for purposes reasonably related to researching, developing, making, having made, using, selling, offering for sale, supplying, causing to be supplied and importing Licensed Products and Diagnostic Assays in the Territory;

(ii)           an exclusive license (even as to Celldex and its Affiliates), including the right to sublicense subject to Section 3.4, to use Celldex Technology and Celldex Confidential Information in connection with the research, development, making, having made, use, sale, offer for sale, supply, causing to be supplied and importation of Compounds and Licensed Products in the Territory; provided, however, that Pfizer shall have no right under this Section 3.1(a)(ii) to sell any Compound that is not a Licensed Product except to its Affiliates, Third Party contractors and sublicensees for purposes reasonably related to researching, developing, making, having made, using, selling, offering for sale, supplying, causing to be supplied and importing Licensed Products and Diagnostic Assays in the Territory;

(iii)          an exclusive license (even as to Celldex and its Affiliates), including the right to sublicense subject to Section 3.4, under the Celldex Patent Rights to research, develop, make, have made, use, sell, offer for sale, supply, cause to be supplied and import Diagnostic Assays in the Territory; and

(iv)          an exclusive license (even as to Celldex and its Affiliates), including the right to sublicense subject to Section 3.4, to use Celldex Technology and Celldex Confidential Information in connection with the research, development, making, having made, use, sale, offer for sale, supply, causing to be supplied and importation of Diagnostic Assays in the Territory.

(b)           The licenses granted by Celldex to Pfizer pursuant to Section 3.1(a) do not include any right under the Celldex Patent Rights, Celldex Technology or Celldex Confidential Information to research, develop, make, have made, use, sell, offer for sale, supply, cause to be supplied and import any  * in the Territory.

3.2.          Non-Exclusive Licenses to Celldex.

(a)           Subject to the terms of this Agreement, Pfizer hereby grants to Celldex, and Celldex hereby accepts, an irrevocable, royalty-free, perpetual, non-exclusive license under the Joint Patent Rights to use such Joint Patent Rights in the Territory for any purpose, including researching, developing, making, having made, using, selling, offering for sale, supplying, causing to be supplied or importing any product or process, provided, however¸ that such purpose shall not include purposes reasonably related to the research, development, making, having made, use, sale, offer for sale, supply, causing to be supplied or importation of any Compound, Licensed Product or Diagnostic Assay.  Celldex may sublicense its licenses and rights granted under this Section 3.2(a) to Affiliates and Third Parties, provided that Celldex shall notify Pfizer of such sublicense with a Third Party within thirty (30) days of its execution.  Celldex may transfer its licenses and rights granted under this Section 3.2(a) to an Affiliate or to an entity that acquires all or substantially all of Celldex’s assets or to the successor entity resulting from any merger or consolidation of Celldex with or into such entity.

(b)           Subject to the terms of this Agreement, Pfizer hereby grants to Celldex and will cause its Affiliates to grant to Celldex a non-exclusive, royalty-free license in the Territory, under the Celldex Technology, Celldex Patent Rights and Celldex Confidential Information exclusively licensed to Pfizer hereunder, and under the Joint Patent Rights, Pfizer Applied Technology, Pfizer Patent Rights and Pfizer Confidential Information disclosed during the Term to Celldex by Pfizer or its Affiliates, solely to research and develop Compounds and Licensed Products during the Term in accordance with the Development Plan under this Agreement.  Celldex may sublicense its licenses and rights granted under this Section 3.2(b) to Affiliates to the extent such Affiliates are performing such research and development activities in accordance with the terms of this Agreement.

3.3.          Non-Exclusive Research License.  Subject to the terms of this Agreement and without limiting any of the licenses granted in Section 3.1(a):

(a)           Celldex grants to Pfizer a non-exclusive, irrevocable, royalty-free, perpetual license in the Territory, with the right to sublicense to Affiliates, to use for all research purposes the Celldex Technology and Celldex Confidential Information disclosed to Pfizer during the Term (excluding any Patent Rights relating thereto); provided, however, that Pfizer shall not have a right under this Section 3.3(a) to use such Celldex Technology or Celldex Confidential Information for the sale or manufacture for sale of any pharmaceutical product or process.

(b)           Pfizer grants to Celldex a non-exclusive, irrevocable, royalty-free, perpetual license in the Territory, with the right to sublicense to Affiliates, to use for all research purposes the Pfizer Applied Technology and Pfizer Confidential Information disclosed to Celldex during the Term (excluding any Patent Rights relating thereto); provided, however, that Celldex shall not have a right under this Section 3.3(b) use such Pfizer Applied Technology or Pfizer Confidential Information for the sale or manufacture for sale of any pharmaceutical product or process.

3.4.          Sublicenses.

(a)           Pfizer may sublicense its licenses and rights granted under Section 3.1(a) to Affiliates.  Subject to Section 3.4(b), Pfizer may sublicense its licenses and rights granted under Section 3.1(a) to Third Parties to permit such Third Parties:

(i)            to make, have made, use, sell, offer for sale, supply, cause to be supplied and import Compounds and Licensed Products;

(ii)           to perform services for Pfizer in furtherance of the research, development and commercialization of Compounds and Licensed Products; and

(iii)          to research, develop, make, have made, use, sell, offer for sale, supply, cause to be supplied and import Diagnostic Assays.

(b)           If Pfizer grants a sublicense to a Third Party pursuant to Section 3.4(a):

(i)            Pfizer will obtain a written agreement with each such sublicensee that requires such sublicensee to comply with the applicable terms of this Agreement;

(ii)           Pfizer will not be relieved of any its obligations under this Agreement, including the payment of all royalties on Net Sales of Licensed Products, whether or not paid to Pfizer by the relevant sublicensee;

(iii)          Any such sublicense shall be consistent with and subject to the material terms and conditions of this Agreement and the Third Party Licenses; and

(iv)          Pfizer shall provide to Celldex a true and complete copy of each executed sublicense hereunder and any amendments thereto, including all exhibits and attachments, promptly after the execution thereof; provided, however, that such copy may be redacted to exclude confidential information that is not reasonably necessary to demonstrate Pfizer’s compliance with the obligations set forth in clauses (i), (ii) and (iii) of this Section 3.4(b).

3.5.          Covenant Regarding  *.  During the Term, Celldex shall not, and shall cause its Affiliates not to, directly or indirectly, (a) research, develop, make, have made, use, sell, offer for sale, supply, cause to be supplied or import any  *, (b) grant any Third Party any license under any Patent Right or Technology owned or controlled by Celldex or its Affiliates to research, develop, make, have made, use, sell, offer for sale, supply, cause to be supplied or import any  * or (c) sell, offer for sale, supply, cause to be supplied or otherwise transfer to any Third Party any Compound or Licensed Product for use in any  *.

3.6.          Celldex Retained Rights.  Any rights of Celldex not expressly granted to Pfizer under the provisions of this Agreement are retained by Celldex.

Section 4.              DEVELOPMENT, REGULATORY APPROVALS AND MARKETING.

4.1.          Development Plan.  The development of CDX-110 shall be governed by a development plan that describes the proposed overall program of development for such Licensed Product and the respective development responsibilities of the parties (as amended from time to time, the “Development Plan”).  The initial Development Plan is attached hereto as Exhibit B.  All decisions with respect to the modification and implementation of the Development Plan shall be made by the Joint Clinical Development Committee.

4.2.          Joint Clinical Development Committee.

(a)           Formation and Membership.  The parties shall, within thirty (30) days after the Effective Date, form a development committee (the “Joint Clinical Development Committee” or “JCDC”).  The Joint Clinical Development Committee shall consist of three (3) representatives appointed by Celldex and three (3) representatives appointed by Pfizer.  The Joint Clinical Development Committee shall be chaired by one of the Pfizer representatives (the “Pfizer Chair”).

(b)           Meetings.  During the period beginning thirty (30) days after the Effective Date and ending after the first Launch of a Licensed Product (the “Meeting Period”), the JCDC shall meet quarterly or as otherwise determined by the parties (each such meeting, a “Development Committee Meeting”).  Upon the request of the JCDC, each party will provide written materials relating to its activities under the Development Plan in advance of a Development Committee Meeting.  All Development Committee Meetings may be conducted in person, by videoconference or by teleconference at such times and such Pfizer or Celldex locations as shall be determined by the Joint Clinical Development Committee, provided, however, that at least one meeting per calendar year will be conducted in-person.  In-person meetings of the Joint Clinical Development Committee will alternate between appropriate offices of each party.  The parties shall each bear all expenses of their respective representatives relating to their participation on the Joint Clinical Development Committee.  The Pfizer Chair will appoint a secretary who will be responsible for preparing and distributing to the JCDC minutes of each meeting within ten (10) days after such meeting.

(c)           Responsibilities.  The Joint Clinical Development Committee shall have the following responsibilities:

(i)            Review and approve any substantive amendments to the Development Plan;

(ii)           Review, update and approve the budget for Celldex’s Reimbursable Development Costs;

(iii)          Provide overall strategic and business guidance with respect to the clinical development of Licensed Products; and

(iv)          Provide updates, data and other information regarding each party’s activities under the Development Plan and other development of Licensed Products under this Agreement.

All decisions of the JCDC made pursuant to this Agreement shall be made by consensus.  In the event the JCDC does not agree on any action, decision or other matter that is within its authority under this Agreement, the Pfizer Chair shall have the final decision-making authority with respect to such action, decision or other matter; provided that such final decision-making authority shall not be exercisable to the extent such action, decision or other matter (x) involves an amendment of the Development Plan that would require Celldex to conduct additional clinical studies or other additional material activities or (y) would conflict with Celldex’s or Pfizer’s obligations as expressly set forth in this Agreement.

(d)           Dissolution of the JCDC.  If Celldex (a) * or (b) *, Pfizer shall have the right to terminate the JCDC and all rights and obligations of each party under Section 4.2 by submitting written notice to Celldex, (i) in the case of a material breach, no later than thirty (30) days after *, which notice shall be effective immediately upon receipt, or, (ii) in the case of *, no later than thirty (30) days after Pfizer receives written notice from Celldex of the *.

4.3.          Development Reports.  After the expiration of the Meeting Period or the dissolution of the JCDC pursuant to Section 4.2(d), Pfizer shall provide semi-annual written reports to Celldex regarding the development of any Licensed Product under this Agreement.  Pfizer shall use Commercially Reasonable Efforts to provide the semi-annual report within thirty (30) days after the applicable Pfizer Year.  Celldex shall provide to Pfizer copies of any progress report due to a Third Party Licensor under the applicable Third Party License no later than five (5) days before such progress report is due to the such Third Party Licensor.

4.4.          Records.  During the Term, each party will prepare and maintain accurate records and books relating to the progress and status of its activities under the Development Plan and otherwise in relation to the development of Compounds and Licensed Products.

4.5.          Diligence.

(a)           Pfizer shall use Commercially Reasonable Efforts to carry out its obligations under the Development Plan.

(b)           Celldex shall use Commercially Reasonable Efforts to carry out its obligations under the Development Plan.  Celldex shall, from time to time upon Pfizer’s request, provide any updates, data and other information requested by Pfizer regarding Celldex’s activities under the Development Plan.  Celldex shall not permit any of its Affiliates or Third Parties to perform any activities relating to Celldex’s obligations under the Development Plan unless Celldex shall first have obtained in writing assignments to Celldex of all Inventions directed toward Compounds, Licensed Products or Diagnostic Assays made by, and Technology generated by, such Affiliate or Third Party and its employees in the performance of such activities (and, to the extent applicable, assignments of Joint Inventions to Pfizer in accordance with Section 7.1(b)).

(c)           Pfizer shall use Commercially Reasonable Efforts to develop, seek Regulatory Approval for and commercialize and Launch at least one (1) Licensed Product *.  In the event Pfizer makes a final written decision (by action of the appropriate Pfizer committee responsible for making such decisions with respect to Compounds and Licensed Products) to terminate all research and development of Compounds and Licensed Products under this Agreement before the first Launch of a Licensed Product, Pfizer will notify Celldex of such decision within ten (10) Business Days after such decision is made.

4.6.          Development Costs.

(a)           Pfizer’s Costs.  Pfizer shall be responsible for all costs associated with the development of Licensed Products that are incurred by it after the Effective Date.

(b)           Celldex’s Costs.  Pfizer will reimburse Celldex for the costs that are specified in the Transition Plan and Reimbursable Development Costs, in each case actually incurred by Celldex after the Effective Date.  *.  Unless otherwise agreed by Pfizer in advance, Pfizer will not be obligated to reimburse Celldex for Reimbursable Development Costs that exceed the amounts set forth in the budget in the Development Plan.  For purposes of the definition of “Reimbursable Development Costs” and this Section 4.6(b), costs incurred by Affiliates of Celldex acting on Celldex’s behalf and in accordance with the terms of the Transition Plan, Development Plan and this Agreement shall be deemed costs incurred by Celldex.

(c)           Reimbursement.  Within fifteen (15) days of the end of each calendar quarter, Celldex shall bill Pfizer for the Reimbursable Development Costs and other costs described in Section 4.6(b) incurred by Celldex during such calendar quarter.  Pfizer shall make all such payments by wire transfer, in accordance with the wire instructions set forth in Section 6.4, within thirty (30) days after its receipt of each such invoice from Celldex.

(d)           Audit Rights.  During each calendar year in which Celldex incurs Reimbursable Development Costs and for a period of three (3) years thereafter, Celldex shall keep and maintain accurate and complete records showing all costs incurred in performing Celldex’s obligations under the Development Plan.  Upon thirty (30) days prior written notice from Pfizer, Celldex shall permit an independent certified public accounting firm selected by Pfizer and reasonably acceptable to Celldex, to examine, at Pfizer’s sole expense, the relevant books and records of Celldex as may be reasonably necessary to verify the accuracy of the invoices submitted to Pfizer under Section 4.6(c).  An examination by Pfizer under this Section 4.6(d) shall occur not more than once in any calendar year and shall be limited to the pertinent books and records for any calendar year ending not more than thirty-six (36) months before the date of the request.  The accounting firm shall be provided access to such books and records at Celldex’s facilities where such books and records are normally kept and such examination shall be conducted during Celldex’s normal business hours.  Celldex may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to Celldex’s facilities or records.  The accounting firm shall provide both Celldex and Pfizer a written report disclosing whether the invoices submitted by Celldex are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Pfizer.  All information of Celldex which is subject to review under this Section 4.6(d) shall be deemed to be Celldex Confidential Information subject to the provisions of Section 8.1; provided, however, that such Celldex Confidential Information may be disclosed to Third Parties only to the extent necessary to enforce Pfizer’s rights under this Agreement, as may be necessary for Pfizer to exercise its rights under this Agreement or as otherwise expressly permitted under this Agreement.

(i)            If the accounting firm determines the costs itemized on such invoices submitted to Pfizer under Section 4.6(c) were less than the amount paid by Pfizer during the period covered by the audit, Celldex shall, at Pfizer’s sole discretion, either (A) refund the excess payments to Pfizer within thirty (30) days of its receipt of the auditor’s report so concluding or (B) immediately offset all such excess payments against any outstanding and future invoices delivered pursuant to Section 4.6(c) until Pfizer has received full credit for all such overpayments.  Additionally, if the amount to be refunded exceeds more than ten percent (10%) of the amount that was properly payable, Celldex shall reimburse Pfizer for the cost of the audit.

(ii)           If the accounting firm determines the costs itemized on such invoices submitted to Pfizer under Section 4.6(c) were more than the amount paid by Pfizer during the period covered by the audit, Pfizer shall pay to Celldex all such excess payments within thirty (30) days after its receipt of such written report from such accounting firm pursuant to this Section 4.6(d).

4.7.          Regulatory Affairs.  Pfizer shall determine all regulatory plans and strategies for all Licensed Products and Diagnostic Assays and will own and be responsible for preparing,

seeking, submitting and maintaining all regulatory filings and Regulatory Approvals for all Licensed Products and Diagnostic Assays, including preparing all reports necessary as part of a regulatory filing or Regulatory Approval.  Pfizer shall have the sole right to apply for and secure exclusivity rights that may be available under the Law of countries in the Territory, including any data or market exclusivity periods such as those periods listed in the FDA’s Orange Book or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 (including any pediatric exclusivity extensions or other forms of regulatory exclusivity that may be available), and all international equivalents.  Celldex shall use Commercially Reasonable Efforts to cooperate with Pfizer and to take such reasonable actions to assist Pfizer in obtaining such exclusivity rights in each country, as Pfizer may reasonably request from time to time, solely at Pfizer’s expense.

4.8.          Manufacture and Supply.  Subject to the Transition Plan, Pfizer shall be responsible for the manufacture of all preclinical and clinical materials for each Licensed Product and Diagnostic Assay and for the commercial supply of each Compound, Licensed Product and Diagnostic Assay.

4.9.          Commercialization/Pricing.  Pfizer shall be solely responsible for marketing, promoting, selling, distributing and determining pricing and other terms of sale for all Licensed Products and Diagnostic Assays.

4.10.        Transition Plan.  In order to ensure the smooth transition of ongoing development activities for the Compounds that Celldex has licensed to Pfizer pursuant to Section 3 and to facilitate the transfer of the Celldex Technology to Pfizer, the parties hereby agree to comply with the provisions of the transition plan, which is attached hereto as Exhibit B (the “Transition Plan”).  If there is an inconsistency or disagreement between the Transition Plan and this Agreement, the terms of this Agreement shall prevail.

Section 5.              FEES AND ROYALTIES.

5.1.          Effective Date Payment.  Within thirty (30) days after the Effective Date, Pfizer shall pay to Celldex Forty Million Dollars ($40,000,000), which payment shall be irrevocable, non-refundable and non-creditable toward any other payments due to Celldex hereunder.  Pfizer acknowledges that Celldex has, prior to the Effective Date, expended substantial funds in the research and development of Compounds, Licensed Products and Diagnostic Assays and that Celldex considers a portion of this payment to be reimbursement of such expenditure by Celldex.

5.2.          Equity.  Pfizer shall purchase from Celldex’s parent corporation, Avant, common stock of Avant at such time, in such amounts and for such price as specified in the form of Stock Purchase Agreement attached hereto as Exhibit C (the “Stock Purchase Agreement”), which shall be executed by Pfizer and Avant as of the Effective Date.

5.3.          Event Milestone Payments.

(a)           Licensed Product *.  In consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, Pfizer shall pay to Celldex the amount set forth in the table below opposite the corresponding event milestone (each, an

“Event Milestone”) within thirty (30) days after the occurrence of such Event Milestone with respect to a Licensed Product *:

Event Milestone	Event Milestone Payment
Commencement of *	*

Successful Resolution of *	*

Commencement of *	*

Commencement of *	*

Acceptance for *	*

Acceptance for *	*

Acceptance for *	*

Acceptance for *	*

Acceptance for *	*

Acceptance for *	*

Launch of *	*

Launch of *	*

Launch of *	*

Launch of *	*

Launch of *	*

Launch of *	*

For purposes of this Section 5.3(a), “Successful Resolution of *” means *.  Each Event Milestone Payment in the table above in this Section 5.3(a) shall be payable one time only even if the corresponding Event Milestone occurs or is achieved with respect to more than one Licensed Product *.  Each Event Milestone Payment in the table above in this Section 5.3(a) corresponding to an Event Milestone that is described as * shall be payable one time only even if the corresponding Event Milestone occurs or is achieved *.  For the avoidance of doubt: (i) each Event Milestone Payment in the table above in this Section 5.3(a) shall be payable only on the first occurrence of the corresponding Event Milestone; (ii) none of the Event Milestone Payments in the table above in this Section 5.3(a) shall be payable more than once; (iii) should a Licensed Product *, as the case may be, be replaced or succeeded in development by another Licensed Product *, then no additional Event Milestone Payments shall be due for Event Milestones already met with respect to any Licensed Product *; and (iv) the reference to *within an Event Milestone means the first Licensed Product * to reach such Event Milestone.  Each Event Milestone Payment in the table above in this Section 5.3(a) shall be irrevocable, non-refundable and, except as provided in Section 15.5, non-creditable toward any other payment due Celldex under this Agreement.

(b)           * Licensed Products.  In consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, Pfizer shall pay to Celldex the amount set forth in the table below opposite the corresponding Event Milestone within thirty (30) days after the occurrence of such Event Milestone with respect to a * Licensed Product:

Event Milestone	Event Milestone Payment
Commencement of *	*

Commencement of *	*

Commencement of *	*

Commencement of *	*

Acceptance for *	*

Acceptance for *	*

Acceptance for *	*

Acceptance for *	*

Acceptance for *	*

Acceptance for *	*

Launch of *	*

Launch of *	*

Launch of *	*

Launch of *	*

Launch of *	*

Launch of *	*

For the avoidance of doubt: (i) each Event Milestone Payment in the table above in this Section 5.3(b) shall be payable only on the first occurrence of the corresponding Event Milestone; (ii) none of the Event Milestone Payments in the table above in this Section 5.3(b) shall be payable more than once; (iii) should a * Licensed Product be replaced or succeeded in development by another * Licensed Product, then no additional Event Milestone Payments shall be due for Event Milestones already met with respect to any other * Licensed Product; and (iv) the reference to * within an Event Milestone means the first * Licensed Product to reach such Event Milestone.  Each Event Milestone Payment in the table above in this Section 5.3(b) shall be irrevocable, non-refundable and, except as provided in Section 15.5, non-creditable toward any other payment due Celldex under this Agreement.

(c)                                  By way of example only:

(i)            If the * for a Licensed Product * occurs, an Event Milestone Payment of * would become due.  In the event such Licensed Product * and, subsequently, a *, no Event Milestone Payment would be due *.  If *, the Event Milestone Payment for *, would become due.  If *, the Event Milestone Payment for *, would be due.

(ii)           If * for such Licensed Product, the Event Milestone Payment of * Licensed Product would become due *.  In that case, the payment due *.  If, *, the next Subsequent Event Milestone is *then the payment due at that time would be * would then be payable *.

5.4.                              Additional Payment for *.  In the event * of a Licensed Product * occurs *, Pfizer shall make *.

5.5.                              Sales Milestone Payment.  For each * Licensed Product with respect to which *, Pfizer will make * to Celldex of * in the event * of such * Licensed Product *.  For the avoidance of doubt, *.

5.6.                              Royalty Payments.  In addition to the payments under Sections 5.1, 5.3, 5.4 and 5.5, in consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement (including Sections 5.8 and 7.7), Pfizer shall pay to Celldex, with respect to each Licensed Product during the applicable Royalty Term, the following amounts:

(a)                                  With respect to a Licensed Product *, an amount equal to:

(i)            * of the portion of Net Sales of such Licensed Product in a Pfizer Year in the Territory *; plus

(ii)           * of the portion of Net Sales of such Licensed Product in a Pfizer Year in the Territory *; plus

(iii)          *of the portion of Net Sales of such Licensed Product in a Pfizer Year in the Territory *.

(b)                                 With respect to a * Licensed Product, an amount equal to:

(i)            * of the portion of Net Sales of such Non-CDX-110 Licensed Product in a Pfizer Year in the Territory *; plus

(ii)           * of the portion of Net Sales of such Non-CDX-110 Licensed Product in a Pfizer Year in the Territory *; plus

(iii)          * of the portion of Net Sales of such Non-CDX-110 Licensed Product in a Pfizer Year in the Territory *.

(c)                                  In the event a Licensed Product is sold in a country *, the sales of such Licensed Product for each approved indication shall be treated as if they were sales * for purposes of the Net Sales and royalty calculations set forth in clauses (a) and (b) of this Section 5.6.  By way of example only, in the event a Licensed Product * is sold in a country *, and the Net Sales attributable to the sales of such Licensed Product *, the amount payable for such sales *.

(d)                                 In each country (i) in which, * and (ii) *, the amount of any payment owed pursuant to Section 5.6(a) or 5.6(b) with respect to Net Sales of such * in such country shall be * of the amount that would otherwise be due pursuant to Section 5.6(a) or 5.6(b).

(e)                                  Except to the extent provided for in Section 5.6(d), no amounts shall be payable to Celldex under Section 5.6 with respect to Net Sales of a Licensed Product in a country in which, *.  Upon *, the licenses granted to Pfizer under Section 3.1(a) with respect to such Licensed Product in such country will be royalty-free licenses; such licenses will be perpetual and irrevocable on and after the date that is * from the date of Launch of such Licensed Product in such country.

(f)                                    Notwithstanding anything to the contrary contained elsewhere in this Agreement, in no event shall amounts be payable to Celldex pursuant to Section 5.6(a) or 5.6(b) with respect to Net Sales of (nor shall any Event Milestone Payments or other payments be payable to Celldex with respect to) *; provided, however, that this Section 5.6(f) shall not apply in the event *.

5.7.                              Duration of Royalty Payments.  After the expiration of the Royalty Term for any Licensed Product in any country in the Territory, no further payments under Section 5.6 shall be payable with respect to sales of such Licensed Product in such country, and the licenses granted to Pfizer under Section 3.1(a) with respect to such Licensed Product in such country will be royalty-free, perpetual, irrevocable licenses.

5.8.                              Royalty Payment Reductions.

(a)                                  Notwithstanding the provisions of Section 5.6, in each country in which the manufacture, use, sale, offer for sale or importation of a Licensed Product *, the following shall apply:

(i)                                     any payments owed pursuant to Section 5.6(a) or 5.6(b) with respect to Net Sales of such Licensed Product in such country shall be reduced by * for the remainder of the applicable Royalty Term, such reduction to be prorated appropriately for the then-current Pfizer Quarter, if (A) * and (B) *;

(ii)                                  any payments owed pursuant to Section 5.6(a) or 5.6(b) with respect to Net Sales of such Licensed Product in such country shall be reduced by * for the remainder of the applicable Royalty Term, such reduction to be prorated appropriately for the then-current Pfizer Quarter, upon the first to occur of either:

(A) (1) * or

(B) *; and

(iii)                               In the event both clauses (i) and (ii) above apply at any time, the total percentage reduction to payments owed pursuant to Section 5.6(a) or 5.6(b) by operation of this Section 5.8(a) shall be *.

(b)                                 Notwithstanding the provisions of Section 5.6, in the event *.

(c)                                  In the event Pfizer * (as defined in the applicable * under any * in compliance with Section 15.6 of this Agreement with respect to a Third Party License and *, the royalties, Event Milestone Payments and other payments owed to Celldex pursuant to this Section 5 shall be reduced *.

5.9.                              Consideration for Technology License.  The parties agree and acknowledge that the payment of royalties by Pfizer to Celldex for sales in a country in which there is no Valid Claim covering the applicable Licensed Product shall represent consideration for the license to Celldex Technology and Celldex Confidential Information granted by Celldex to Pfizer in Section 3.1(a).

5.10.                        Notices of Termination.  In the event that a party has given the other party any notice of termination of this Agreement under Section 12, no further payments under Sections 5.3 or 5.4 shall become due following the date of such notice.

Section 6.                                          ACCOUNTING AND PROCEDURES FOR PAYMENT.

6.1.                              Inter-Company Sales.  Sales between or among Pfizer, its Affiliates or sublicensees shall not be subject to royalties under Section 5.6.  Pfizer shall be responsible for the payment of royalties on Net Sales by its Affiliates or sublicensees to Third Parties.

6.2.                              Currency.  All royalty payments shall be computed and paid in United States dollars.  For the purposes of determining the amount of any Sales Milestone Payments or royalties due for the relevant Pfizer Quarter, the amount of Net Sales in any foreign currency shall be converted into United States dollars in a manner consistent with Pfizer’s normal practices used to prepare its audited financial reports; provided that such practices use a widely accepted source of published exchange rates.

6.3.                              Royalty Payments.

(a)                                  Pfizer shall make royalty payments to Celldex with respect to each Pfizer Quarter within sixty (60) days after the end of each calendar quarter, and each payment shall be accompanied by a report identifying the Licensed Product, each applicable country, Net Sales for each such country, and the amount payable to Celldex.  Said reports shall be kept confidential by Celldex and not disclosed to any other party, other than to a Third Party Licensor, to the extent required by the applicable Third Party License, and Celldex’s accountants, each of whom shall be obligated to keep such information confidential, and such information and reports shall only be used for purposes of this Agreement and the Third Party Licenses.

(b)                                 If Net Sales in any Pfizer Quarter during a given Pfizer Year *, and for purposes of calculating royalty payments with respect to the fourth Pfizer Quarter of such Pfizer Year, Net Sales for such fourth Pfizer Quarter *.  If, as a result of *, the aggregate Net Sales with respect to such fourth Pfizer Quarter *, then, for purposes of calculating royalty payments with respect to the first Pfizer Quarter of the next succeeding Pfizer Year, Net Sales for such first Pfizer Quarter *.

6.4.                              Method of Payments.  Each payment hereunder shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Pfizer’s election, to Wachovia Bank, N.A., Account Name:  Celldex Therapeutics, Inc., Account Number:  2000018631469, ABA Number:  021-200-025, or to such other bank account as Celldex shall designate in a notice at least five (5) Business Days before the payment is due.  All payments under this Agreement shall bear interest from the fifteenth (15th) day after the date due until paid at a rate equal to the thirty (30)-day United States dollar LIBOR rate in effect on the date that payment was due, as published by The Financial Times.

6.5.                              Inspection of Records.  Pfizer shall, and shall cause its Affiliates and sublicensees to, keep accurate books and records setting forth gross sales of each Licensed Product, Net Sales of each Licensed Product, and amounts payable hereunder to Celldex for each such Licensed Product.  Pfizer shall permit Celldex, by independent certified public accountants employed by Celldex and reasonably acceptable to Pfizer, to examine such books and records at any reasonable time, upon reasonable notice, but not later than three (3) years following the rendering of the corresponding royalty reports pursuant to Section 6.3.  The foregoing right of examination may be exercised only once during each twelve (12)-month period of the Term.  Pfizer may require such accountants to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Celldex any information, other than such as relates to the accuracy of the corresponding royalty reports pursuant to Section 6.3.  The opinion of said independent accountants regarding such reports and related payments shall be binding on the parties, other than in the case of manifest error.  Celldex shall bear the cost of any such examination and review; provided that if the examination shows an underpayment of royalties of more than ten percent (10%) of the amount due for the applicable period, then Pfizer shall promptly reimburse Celldex for all costs incurred in connection with such examination.  Pfizer shall promptly pay to Celldex the amount of any underpayment of royalties revealed by an examination.  Any overpayment of royalties by Pfizer revealed by an examination shall be fully-creditable against future royalty payments under Section 5.6.

Upon the expiration of the three (3) year period following the rendering of a royalty report pursuant to Section 6.3, such report shall be binding on the parties, and Pfizer and its Affiliates shall be released from any liability or accountability with respect to royalties for the period covered by such report.

6.6.                              Tax Matters.

(a)                                  VAT.  It is understood and agreed between the parties that any payments made by Pfizer under this Agreement are inclusive of any value added or similar tax imposed upon such payments.

(b)                                 Tax Cooperation.  The parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other party in connection with any payment made by Pfizer to Celldex under this Agreement.  Each party further agrees to provide reasonable cooperation to the other party, at the other party’s expense, in connection with any official or unofficial tax audit or contest relating to payments made by Pfizer to Celldex under this Agreement.

(c)                                  Withholding Tax Matters.  In addition, in the event any of the payments made by Pfizer pursuant to Section 5 become subject to withholding taxes under the Laws of any jurisdiction, Pfizer shall deduct and withhold the amount of such taxes for the account of Celldex to the extent required by Law, such payment to Celldex shall be reduced by the amount of taxes deducted and withheld, and Pfizer shall pay the amount of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Celldex an official tax certificate or other evidence of such tax obligations, together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Celldex to claim such payment of taxes.  Any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, Celldex.  Pfizer will provide Celldex with reasonable assistance, at Celldex’s expense, to enable Celldex to recover such taxes as permitted by Law.

Section 7.                                          PATENTS AND INFRINGEMENT.

7.1.                              Ownership of Inventions.

(a)                                  Sole Inventions.  Each party shall exclusively own all Inventions directed toward Compounds, Licensed Products or Diagnostic Assays made solely by such party, its employees, agents and consultants (“Sole Inventions”).

(i)                                     Pfizer Sole Inventions.  Sole Inventions made solely by Pfizer, its employees, agents and consultants are referred to herein as “Pfizer Sole Inventions”.  Any Patent Rights directed to said Pfizer Sole Inventions are referred to herein as “Pfizer Sole Patent Rights.”

(ii)                                  Celldex Sole Inventions.  Sole Inventions made solely by Celldex, its employees, agents and consultants are referred to herein as “Celldex Sole Inventions.”  Any Patent Rights directed to said Celldex Sole Inventions are referred to herein as “Celldex Sole Patent Rights.”

(b)                                 Joint Inventions.  Without limiting the provisions of Section 3.2(a), Pfizer shall exclusively own all Inventions related to Compounds, Licensed Products and Diagnostic Assays (other than Inventions solely relating to * made jointly by employees, agents and consultants of Pfizer and its Affiliates, on the one hand, and employees, agents and consultants of Celldex and its Affiliates, on the other hand (“Joint Inventions”).  Any Patent Rights directed to Joint Inventions are referred to herein as “Joint Patent Rights.”  Accordingly, Celldex assigns and transfers, and shall cause the relevant inventors to assign and transfer, to Pfizer all of its and their rights, title and interest in and to any and all Joint Patent Rights, free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.  Celldex shall, and shall cause the relevant inventors to, execute and deliver such documents, agreements and instruments of assignment and transfer as Pfizer reasonably requests in order to give effect to this Section 7.1(b).

(c)                                  Inventorship.  For purposes of determining whether an Invention is a Pfizer Sole Invention, a Celldex Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent laws.

7.2.                              Prosecution and Maintenance.

(a)                                  Pfizer Sole Patent Rights.  Pfizer shall have the sole right but not the obligation to file, prosecute and maintain any Pfizer Sole Patent Rights.

(b)                                 Celldex Sole Patent Rights.  Celldex shall file, prosecute and maintain the Celldex Sole Patent Rights through an outside law firm, and foreign agent as applicable, in each case reasonably acceptable to Pfizer, and at Celldex’s discretion using the PCT process where available and applicable.  Upon Pfizer’s written request, and provided Pfizer provides such written request reasonably in advance of any relevant filing deadline or intended filing date, Celldex shall file patent applications in each of the countries specified by Pfizer, including continuations, divisionals and continuations in part and separate applications in the United States for the purpose of obtaining Hatch-Waxman extensions.  For each country listed on Schedule 7.2 that is specified by Pfizer, *.

(c)                                  Joint Patent Rights.  Pfizer shall have the sole right but not the obligation to file, prosecute and maintain the Joint Patent Rights at its own cost and expense.  Celldex shall assist Pfizer in any way reasonably necessary to file and prosecute the Joint Patent Rights.  Pfizer shall not abandon any Joint Patent Right without at least ninety (90) days’ prior notice to Celldex.  If Pfizer decides to abandon any Joint Patent Right after filing, Celldex shall have the option to continue to prosecute and maintain such Joint Patent Right at its own cost and expense (except in the case of a United States patent or patent application that is tied by a terminal disclaimer to another Patent Right owned by Pfizer).  If Celldex elects to continue prosecution and maintenance of such Joint Patent

Right, Pfizer shall assign and transfer, and shall cause the relevant inventors to assign and transfer, to Celldex all of its and their rights, title and interest in and to any such Joint Patent Right; provided, however, that Pfizer shall retain a non-exclusive, irrevocable, worldwide, royalty-free, perpetual license, with the right to sublicense, under such Joint Patent Right to use such Joint Patent Right for any purpose.

7.3.                              Filings and Correspondence.

(a)                                  Celldex Sole Patent Rights.  Celldex will keep Pfizer fully-informed of the status of the Celldex Sole Patent Rights and will promptly provide Pfizer with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith.  With respect to any substantive submissions that Celldex is required to or otherwise intends to submit to a patent office, Celldex shall provide a draft of such submission to Pfizer at least thirty (30) days prior to the deadline for or the intended filing date of such submission, whichever is earlier (or as soon as possible if Celldex has less than thirty (30) days’ notice of a deadline for submission).  Pfizer shall have the right to review and comment upon any such submission by Celldex to a patent office, and will provide such comments, if any, no later than ten (10) days prior to the applicable deadline or intended filing date.  Celldex shall consider in good faith all comments provided by Pfizer.  If Celldex disagrees with any comment provided by Pfizer, Celldex shall provide Pfizer with an explanation for such disagreement.  If Pfizer does not accept Celldex’s explanation, the disputed matter shall be resolved as follows: (i) with respect to any Celldex Sole Patent Right containing any claims that relate solely to a Compound or Licensed Product, Pfizer shall have final decision-making authority, provided, however, that if Pfizer decides to abandon prosecution of any potentially patentable claims in an application, Celldex may file such claims in any available further application at its own cost and expense, and (ii) with respect to any Celldex Sole Patent Right that does not contain any claims that relate solely to a Compound or Licensed Product, Celldex, with Pfizer’s prior written consent, not to be unreasonably withheld, shall have the final decision-making authority.

(b)                                 Joint Patent Rights.  Pfizer will keep Celldex fully-informed of the status of the Joint Patent Rights that Pfizer is prosecuting and will promptly provide Celldex with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith.  With respect to any substantive submissions that Pfizer is required to or otherwise intends to submit to a patent office, Pfizer shall provide a draft of such submission to Celldex at least thirty (30) days prior to the deadline for or the intended filing date of such submission, whichever is earlier (or as soon as possible if Pfizer has less than thirty (30) days’ notice of a deadline for submission).  Celldex shall have the right to review and comment upon any such submission by Pfizer to a patent office and will provide such comments, if any, no later than ten (10) days prior to the applicable deadline or intended filing date.  Pfizer shall consider in good faith all comments provided by Celldex and shall incorporate such comments to the extent that Pfizer agrees with such comments.  If Pfizer does not agree with any comment provided by Celldex, Pfizer shall provide Celldex with an explanation for such disagreement.  If Celldex does not accept Pfizer’s explanation, Pfizer shall have the final decision-making authority with respect to the matter in dispute.

(c)                                  Celldex Controlled Patent Rights.

(i)                                     The Celldex Patent Rights licensed to Celldex under the Third Party Licenses are referred to herein as “Celldex Controlled Patent Rights.”  Celldex will keep Pfizer fully-informed of the status of the Celldex Controlled Patent Rights and will promptly provide Pfizer with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith, as provided by Third Party Licensors.  With respect to any comments that Celldex is required to or otherwise intends to submit to a Third Party Licensor, Celldex shall provide a draft of such submission to Pfizer at least thirty (30) days (or as soon as possible if the Third Party Licensor provides Celldex with less than thirty (30) days’ notice of a matter requiring or allowing comment), prior to submission to the Third Party Licensor, the patent office deadline for submission or the intended filing date of such submission, whichever is earliest.  Pfizer shall have the right to review and comment upon any such submission by Celldex to a Third Party Licensor and to prepare any other comments that Pfizer would like to be submitted to the Third Party Licensor, and will provide such comments, if any, no later than ten (10) days prior to the applicable deadline or intended filing date.  Celldex shall consider in good faith all comments provided by Pfizer.  If Celldex disagrees with any comment provided by Pfizer, Celldex shall provide Pfizer with an explanation for such disagreement.  If Pfizer does not accept Celldex’s explanation, Pfizer shall have the final decision-making authority with respect to the matter in dispute; provided, however, that if Pfizer decides to abandon prosecution of any potentially patentable claims in an application, Celldex may request the Third Party Licensor to file such claims in any available further application.

(ii)                                  Celldex shall take all reasonable steps to cause Third Party Licensors to maintain for the full life thereof all patents under the Celldex Controlled Patent Rights.  If Celldex would like to (A) allow the Third Party Licensors to cease prosecution or maintenance of or (B) cease to pay the expenses of prosecution or maintenance of any Celldex Controlled Patent Rights in any country, Celldex will provide notice and an explanation to Pfizer ninety (90) days prior to any filing or payment due date, or any other due date that requires action (or immediately upon notice to Celldex by the Third Party Licensor of such Third Party Licensor’s decision not to make a required filing, payment or other action, if such notice occurs less than ninety (90) days before the applicable due date).  If Pfizer disagrees, Pfizer shall notify Celldex, and Celldex shall instruct the Third Party Licensor to continue prosecution or maintenance and Celldex shall pay all required expenses.

7.4.                              Notices and Encumbrances.

(a)                                  Celldex Sole Patent Rights.  Celldex shall (i) execute and file those notices and other filings as Pfizer shall request be made, from time to time, with the United States Patent and Trademark Office (or any successor agency) or any analogous patent office in the Territory with respect to the rights granted under this Agreement, and (ii) maintain at all times during the Term sole ownership of the patents under the Celldex Sole Patent Rights.  Celldex shall keep the Celldex Technology free and clear of any and all mortgages, liens, pledges, security interests, charges or encumbrances.

(b)           Joint Patent Rights.  Subject to Section 7.2(c), Pfizer shall maintain at all times during the Term sole ownership of the patents under the Joint Patent Rights, provided, however, that Pfizer may assign any Joint Patent Right to an Affiliate that agrees to accept and abide by Pfizer’s obligations with respect to Joint Patent Rights hereunder.

(c)           Celldex Controlled Patent Rights.  Upon Pfizer’s request to Celldex, Celldex shall request the Third Party Licensors to (i) execute and file those notices and other filings as Pfizer shall request be made, from time to time, with the United States Patent and Trademark Office (or any successor agency) or any analogous patent office in the Territory with respect to the rights granted under this Agreement and (ii) maintain at all times during the Term sole ownership of the patents under the Celldex Controlled Patent Rights.

7.5.          Patent Term Extensions.

(a)           Celldex Sole Patent Rights and Joint Patent Rights.  Pfizer shall have the exclusive right, but not the obligation, to seek, in Celldex’s name if so required, patent term extensions, and supplemental protection certificates and the like available under Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to the Celldex Sole Patent Rights and Joint Patent Rights.  Celldex and Pfizer shall cooperate in connection with all such activities.  Pfizer will not consider the royalties payable under this Agreement to Celldex when making a patent term extension election in relation to the Celldex Sole Patent Rights or Joint Patent Rights.  Pfizer, its agents and attorneys will give due consideration to all suggestions and comments of Celldex regarding any such activities, but in the event of a disagreement between the parties, Pfizer will have the final decision-making authority; provided, however, that Pfizer shall seek (or allow Celldex to seek) to extend any Celldex Sole Patent Right at Celldex’s request, including through the use of supplemental protection certificates and the like, unless in Pfizer’s reasonable legal determination such Celldex Sole Patent Right may not be extended under Law without limiting Pfizer’s right to extend any other Patent Right.

(b)           Celldex Controlled Patent Rights.  Subject to the terms of *, Pfizer shall have the exclusive right, but not the obligation, to seek, *, patent term extensions, and supplemental protection certificates and the like available under Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to the Celldex Controlled Patent Rights.  Celldex and Pfizer shall cooperate in connection with all such activities.  Pfizer will not consider the royalties payable under this Agreement to Celldex when making a patent term extension election in relation to the Celldex Controlled Patent Rights.  Pfizer, its agents and attorneys will give due consideration to all suggestions and comments of Celldex regarding any such activities, but in the event of a disagreement between the parties, Pfizer will have the final decision-making authority; provided, however, that Pfizer shall seek to extend any Celldex Controlled Patent Right at Celldex’s request, including through the use of supplemental protection certificates and the like, unless in Pfizer’s reasonable legal determination such

Celldex Controlled Patent Right may not be extended under Law without limiting Pfizer’s right to extend any other Patent Right.

7.6.          Interpretation of Patent Judgments.  If any claim relating to a patent under the Celldex Patent Rights or Joint Patent Rights becomes the subject of a judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction in any country, which judgment, decree or decision is or becomes final (there being no further right of review) and adjudicates the validity, enforceability, scope or infringement of the same, the construction of such claim in such judgment, decree or decision shall be followed thereafter in such country not only as to such claim but also as to all other claims in such country to which such construction reasonably applies, in determining whether there are any Valid Claims of any Celldex Patent Rights or Joint Patent Rights in such country.  If at any time there are two or more conflicting final judgments, decrees or decisions with respect to the same claim, the decision of the higher tribunal shall thereafter control, but if the tribunal be of equal rank, then the final judgment, decree or decision more favorable to such claim shall control unless and until the majority of such tribunals of equal rank adopt or follow a less favorable final judgment, decree or decision, in which event the latter shall control.

7.7.          Third Party Royalty Obligations.  If Pfizer (a) determines in good faith that, in order to avoid infringement of any patent not licensed hereunder, it is necessary to obtain a license from a Third Party in order to research, develop, make, use, sell, offer for sale, supply, cause to be supplied or import a Licensed Product in a country in the Territory and to pay a royalty or other consideration under such license (including in connection with the settlement of a patent infringement claim), or (b) shall be subject to a final court or other binding order or ruling or settlement agreement requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of sales of any Licensed Product in a country in the Territory, then, without limiting Celldex’s obligations under Section 13.1(a), the amount of Pfizer’s royalty payments under Section 5.6 with respect to Net Sales for such Licensed Product in such country shall be reduced by * of the amount payable by Pfizer to such Third Party; provided, however, that:

(x) in no event will a deduction, or deductions, under this Section 7.7, in the aggregate, reduce any royalty payment made by Pfizer in respect of Net Sales of such Licensed Product pursuant to Section 5.6 by more than * (the “Royalty Reduction Limit”);

(y) in the event any royalty payment reductions pursuant to the terms of Section 5.8 apply, such Royalty Reduction Limit shall be calculated as * of the reduced royalty payment amounts;

(z) in the event (i) a license obtained pursuant to clause (a) of this Section 7.7 is for the use or sale of a Diagnostic Assay that is necessary to research, develop, make, use, sell or offer for sale a Licensed Product (a “Diagnostic Assay License”) and (ii) Pfizer sublicenses such rights to one or more Third Parties in exchange for royalties on the use or sale of such Diagnostic Assay (“Diagnostic Assay Sublicense Payments”), the amount of any deductions under this Section 7.7 for royalties or other consideration made by Pfizer under such Diagnostic Assay License will be reduced by the amount of

Diagnostic Assay Sublicense Payments for such Diagnostic Assay received by Pfizer during the relevant royalty calculation period.

If, but for the Royalty Reduction Limit, the deduction under this Section 7.7 would have reduced a royalty payment made by Pfizer by more than *, then the amount of such deduction that exceeds * will be carried over to subsequent royalty payments until the full amount that Pfizer would have been entitled to deduct (absent the above limitation) is deducted.  Notwithstanding the foregoing, (xx) the amount of royalty payments payable to Celldex with respect to Net Sales for a Combination Product shall be reduced pursuant to this Section 7.7 only to the extent the amount of such reduction does not relate to the Additional Components or other therapeutically active ingredients (other than Compounds or Licensed Products) in such Combination Product, and (yy) Pfizer shall not be entitled to any royalty reduction pursuant to this Section 7.7 with respect to any royalty payments or other consideration paid to a Third Party under a license for rights to any formulation of or delivery system for a * Licensed Product.  Pfizer will notify Celldex before entering into any license with a Third Party referred to in clause (a) of this Section 7.7.

7.8.          Third Party Infringement.  Each party will promptly notify the other in the event of any actual, potential or suspected infringement of a patent under the Celldex Patent Rights by any Third Party.  As between Pfizer and Celldex, Pfizer shall have the sole right, except as otherwise provided in this Section 7.8, but not the obligation, to institute litigation or take other steps to remedy infringement in connection therewith, and any such litigation or steps shall be at Pfizer’s expense, subject to Celldex’s obligation to indemnify Pfizer for such expenses pursuant to Section 13; provided that any recoveries resulting from such litigation or steps relating to a claim of a Third Party infringement, after deducting Pfizer’s out of pocket expenses (including counsel fees and expenses) in pursuing such claim, will be deemed Net Sales.  Pfizer shall not, without the prior written consent of Celldex, enter into any compromise or settlement relating to such litigation that admits the invalidity or unenforceability of any Celldex Patent Right, requires Pfizer to abandon any Celldex Patent Right or requires Celldex to pay any sum of money.  In order to establish standing, Celldex, upon request of Pfizer, agrees to timely commence or to join in any such litigation, at Pfizer’s expense, and in any event to cooperate with Pfizer in such litigation or steps at Pfizer’s expense.  Celldex will have the right to consult with Pfizer about such litigation and to participate in and be represented by independent counsel in such litigation at its own expense.  If Pfizer fails to institute such litigation or otherwise take steps to remedy the infringement of a Celldex Patent Right (a) within * of its receipt of notice thereof in the case of a Celldex Sole Patent Right, or (b) within * of its receipt or notice thereof in the case of a Celldex Controlled Patent Right, then Celldex shall have the right, but no obligation, upon ten (10) days’ prior notice to Pfizer, at Celldex’s expense, to institute any such litigation; provided, however, that Celldex shall only have the foregoing right if Pfizer would not be required (by Law or otherwise) to join such litigation as a party and such litigation would not involve a patent covering a then-existing Licensed Product.  Pfizer shall have no obligation to cooperate with Celldex in any such litigation.  With respect to any such infringement action prosecuted in good faith by * pursuant to *, Pfizer shall pay over to Celldex any payments (whether or not designated as “royalties”) made by the alleged infringer to Pfizer under any existing or future sublicense authorizing Licensed Products, * (including, but not limited to, reasonable attorney’s fees).

7.9.          Paragraph IV Notices.

(a)           If either party receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) (“Paragraph IV Notice”) concerning a Celldex Sole Patent Right, then it shall provide a copy of such notice to the other party within two (2) Business Days after its receipt thereof.  Pfizer shall have the only right, but no obligation, to initiate patent infringement litigation based on a Paragraph IV Notice concerning such Patent Right, at its own expense.  In order to establish standing, Celldex, upon request of Pfizer, shall reasonably cooperate with Pfizer in any such litigation at Pfizer’s expense and shall timely commence or join in any such litigation at Pfizer’s request and expense.

(b)           If either party receives a Paragraph IV Notice concerning a Celldex Controlled Patent Right, then it shall provide a copy of such notice to the other party within two (2) Business Days after its receipt thereof.  Pfizer shall have the sole right, but no obligation, to direct Celldex to request or refrain from requesting the Third Party Licensor to initiate patent infringement litigation based on a Paragraph IV Notice concerning a Celldex Controlled Patent Right, at its own expense.  In order to establish standing, Celldex, upon request of Pfizer, shall reasonably cooperate with Pfizer in any such litigation at Pfizer’s expense and shall timely commence or join in any such litigation at Pfizer’s request and expense.

7.10.        Other Actions by a Third Party.

(a)           Each party shall promptly notify the other in the event of any legal or administrative action by any Third Party involving a Celldex Sole Patent Right of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding.  Pfizer shall have the first right, but no obligation, to defend against any such action involving such Patent Right, in its own name, and any such defense shall be at Pfizer’s expense, subject to Celldex’s obligation to indemnify Pfizer for such expenses pursuant to Section 13.  Celldex, upon request of Pfizer, agrees to join in any such action at Pfizer’s expense and in any event to cooperate with Pfizer at Pfizer’s expense.  If Pfizer fails to defend against any such action involving such Patent Right, then Celldex shall have the right to defend such action, in its own name, and any such defense shall be at Celldex’s expense.  Pfizer, upon request of Celldex, shall reasonably cooperate with Celldex in any such action at Celldex’s expense.

(b)           Each party shall promptly notify the other in the event of any legal or administrative action by any Third Party involving a Celldex Controlled Patent Right of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding.  Pfizer shall have the first right, but no obligation, to defend against any such action involving such, and any such defense shall be at Pfizer’s expense, subject to Celldex’s obligation to indemnify Pfizer for such expenses pursuant to Section 13.  Celldex, upon request of Pfizer, agrees to join in any such action at Pfizer’s expense and in any event to cooperate with Pfizer at Pfizer’s expense.  If Pfizer fails to defend against any such action involving a Celldex Controlled Patent Right, then Celldex shall have the right to defend such action, in its own name, or request the Third Party Licensor to defend such action, and any such defense shall be at Celldex’s expense.  Pfizer, upon request of Celldex, shall reasonably cooperate with Celldex in any such action at Celldex’s expense.

7.11.        Alleged Infringement by Pfizer or Celldex.  Each of the parties shall promptly notify the other in the event of any claims by a Third Party of alleged patent infringement by Pfizer or Celldex or any of their respective Affiliates with respect to the research, development, manufacture, use, sale, offer for sale or importation of a Compound, Licensed Product or Diagnostic Assay.  In the case of any such claim against Pfizer alone or against both Pfizer and Celldex, Pfizer shall be entitled to control the defense of such claim and shall be the Indemnifying Party solely for purposes of determining which party will assume direction and control of any defense, litigation, settlement, appeal or other disposition arising in connection therewith as provided in Section 13.3.  Celldex, upon request of Pfizer, agrees to join in any such litigation at Pfizer’s expense and in any event to cooperate with Pfizer at Pfizer’s expense.  Celldex will have the right to consult with Pfizer concerning such claim and to participate in and be represented by independent counsel in any litigation in which Celldex is a party at its own expense.  In the event Pfizer elects to control the defense of such claim and *.  In the case of any such claim against Celldex alone, Pfizer shall have the right to consult with Celldex concerning such claim and Pfizer, upon request of Celldex, will reasonably cooperate with Celldex at Celldex’s expense (but Pfizer shall have no obligation to join such litigation).

7.12.        Compensation to Inventors and Third Party Licensors.   As between Celldex and Pfizer, only Celldex shall be responsible for any compensation and any other payments due to the inventors of any Celldex Sole Patent Rights, the Celldex inventors of Joint Patent Rights and the inventors and Third Party Licensors of the Celldex Controlled Patent Rights.

7.13.        Marking.  Pfizer shall mark all Licensed Products made or sold in the United States in accordance with 35 U.S.C. § 287(a) and shall mark all Licensed Products made or sold in other countries in accordance with the laws and regulations then applicable in each such country.

Section 8.              CONFIDENTIALITY; PUBLICATION.

8.1.          Confidential Information.

(a)           Pfizer and Celldex each agree that during the Term and for * after the Term, it will keep confidential, and will cause its Affiliates to keep confidential, all of the other party’s Confidential Information that is disclosed to it, or to any of its Affiliates.  Pfizer and Celldex each agree to take such action, and to cause its Affiliates to take such action, to preserve the confidentiality of Celldex Confidential Information and Pfizer Confidential Information, respectively, as it would customarily take to preserve the confidentiality of its own similar types of confidential information.

(b)           Each of Pfizer and Celldex agree, and each party shall cause its respective Affiliates, (i) to use Celldex Confidential Information and Pfizer Confidential Information, respectively, only as expressly permitted in this Agreement and (ii) not to disclose Celldex Confidential Information or Pfizer Confidential Information, respectively, to any Third Parties under any circumstance, without the prior written consent of the other party, except as expressly permitted in this Agreement.  Neither Celldex nor its Affiliates shall disclose to any Third Party under any circumstance (A) any Celldex Confidential Information relating to any Compound, Licensed Product or Diagnostic Assay or (B) any data or results from any clinical study, the subject of which is a Licensed Product or Diagnostic Assay, without the prior written consent of Pfizer, except as expressly permitted in this Agreement.

(c)           Notwithstanding anything to the contrary in this Section 8, Pfizer may disclose Celldex Confidential Information to Third Parties as follows, provided that in each case Pfizer shall obtain the same confidentiality obligations from such Third Parties, or otherwise seek confidential treatment of such Celldex Confidential Information, to the extent available, as it obtains or seeks with respect to its own similar types of confidential information: (i) to Governmental Authorities (A) to the extent reasonably necessary or useful to obtain or maintain INDs or Regulatory Approvals for any Compound, Licensed Product or Diagnostic Assay within the Territory and (B) in order to respond to inquiries, requests or investigations of Governmental Authorities relating to this Agreement; (ii) to outside consultants, contractors, advisory boards, managed care organizations and non-clinical and clinical investigators, in each case to the extent reasonably necessary or useful to develop, register or market any Compound, Licensed Product or Diagnostic Assay as provided for under this Agreement; (iii) in connection with filing or prosecuting patent rights or trademark rights as permitted by this Agreement; (iv) in connection with prosecuting or defending litigation as permitted by this Agreement; (v) in connection with or included in scientific presentations and publications relating to Compounds, Licensed Products or Diagnostic Assays, including abstracts, posters, journal articles and the like, and posting results of and other information about clinical trials to clincialtrials.gov or PhRMA websites, provided that Celldex will be given an opportunity to review and comment on any such disclosure of Celldex Confidential Information prior to such presentation or publication and Pfizer shall consider such comments in good faith and shall remove any Celldex Confidential Information from such presentation or publication if such Celldex Confidential Information is objected to by Celldex and is unrelated to a Compound, Licensed Product or Diagnostic Assay; and (vi) to the extent necessary or desirable in order to enforce its rights under this Agreement.

(d)           Notwithstanding anything to the contrary in this Section 8, Celldex may disclose Pfizer Confidential Information, and Celldex Confidential Information exclusively licensed to Pfizer hereunder, to Third Parties as follows, provided that in each case Celldex shall obtain the same confidentiality obligations from such Third Parties, or otherwise seek confidential treatment of such Pfizer Confidential Information and such Celldex Confidential Information, to the extent available, as it obtains or seeks with respect to its own similar types of confidential information: (i) to Governmental Authorities (A) to the extent reasonably necessary or useful to obtain or maintain INDs for any Compound or Licensed Product within the Territory consistent with Celldex’s obligations under the Development Plan and (B) in order to respond to inquiries, requests or investigations of Governmental Authorities relating to this Agreement; (ii) to outside consultants, contractors, advisory boards and non-clinical and clinical investigators, in each case to the extent reasonably necessary or useful to develop any Compound or Licensed Product consistent with Celldex’s obligations under the Development Plan;

(iii) to the Third Party Licensors to the extent necessary to comply with Celldex’s obligations under the Third Party Licenses; and (iv) to the extent necessary or desirable in order to enforce its rights under this Agreement.

8.2.          Publication.  Celldex shall not, and shall cause its Affiliates and the employees, consultants, contractors, licensees and agents of Celldex and its Affiliates not to, publish or present any information with respect to any Compound, Licensed Product or Diagnostic Assay without Pfizer’s prior written consent (which may be withheld in its sole and final discretion), except as may be required by Law or legal proceedings.

8.3.          Publicity.  The public announcement of the execution of this Agreement is set forth on Exhibit D attached hereto and shall be promptly disseminated following the execution of this Agreement by both parties.

(a)           Except as set forth in Section 8.2, Celldex shall not make (and shall cause its Affiliates not to make) any public statement (written or oral), including in analyst meetings, concerning the terms of, or events related to, this Agreement or concerning any Compound, Licensed Product or Diagnostic Assay, except where such statement: (i) is required by Law or legal proceedings, (ii) is required to be contained in Celldex financial statements prepared in accordance with generally acceptable accounting principles in the United States, (iii) has been announced previously in accordance with this Section 8.3 or (iv) has been announced previously by Pfizer, so long as, in the case of (iii) or (iv), such public statement is consistent with such previously announced statement.  In the case of any public statement (written or oral) that is required by Law or legal proceedings, Celldex shall (and shall cause its Affiliates to) (x) use Commercially Reasonable Efforts to obtain confidential treatment of financial and trade secret information and (y) if reasonably practicable under the circumstances, give Pfizer sufficient advance notice of the text so that Pfizer will have the opportunity to comment upon the statement, and give due consideration to any such comments in the final statement.

(b)           Except as otherwise permitted pursuant to Section 8.2, Pfizer shall, if reasonably practicable under the circumstances, give Celldex sufficient advance notice of the text of any public statement so that Celldex will have the opportunity to comment upon such statement.  Pfizer shall give due consideration to any such comments.

(c)           Each party and its Affiliates shall retain all right, title and interest in and to its and their respective trademarks, trade names, corporate names and logos.  No right is granted by virtue of this Agreement to a party or its Affiliates to use the corporate name or any other trade name of the other party or its Affiliates in any publicity, press release or public announcement relating to this Agreement without the prior written consent of the other party.

8.4.          Filing, Registration or Notification of this Agreement.  If a party determines that it is required by Law, or any of its Affiliates is required by Law, to publicly file, register or notify this Agreement with a Governmental Authority, such party (or such party’s Affiliate, as the case may be) shall (a) initially file a redacted copy of this Agreement (the “Redacted Agreement”) in the form of Exhibit E attached hereto, (b) request, and use commercially reasonable efforts to obtain, confidential treatment of all terms redacted from this Agreement, as reflected in the Redacted Agreement, for a period of at least *, (c) permit the other party to review and approve such request for confidential treatment and any subsequent correspondence with respect thereto at least five (5) Business Days prior to its submission to such Governmental Authority, (d) promptly deliver to the other party any written correspondence received by it or its representatives from such Governmental Authority with respect to such confidential treatment request and promptly advise the other party of any other communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (e) upon the written request of the other party, request an appropriate extension of the term of the confidential treatment period and (f) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use commercially reasonable efforts to support the redactions in the Redacted Agreement as originally filed and shall not agree to any changes to the Redacted Agreement without first discussing such changes with the other party and taking the other party’s comments into consideration when deciding whether to agree to such changes.  Each party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

Section 9.              REPRESENTATIONS AND WARRANTIES.

9.1.          Celldex Representations and Warranties.  As of the date hereof and as of the Effective Date of this Agreement, Celldex hereby represents and warrants to Pfizer as follows:

(a)           Celldex has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Celldex have been duly and validly authorized and approved by proper corporate action on the part of Celldex, and Celldex has taken all other action required by Law, its certificate of incorporation, by-laws or other organizational documents or any agreement to which it is a party or to which it may be subject, required to authorize such execution, delivery and performance (other than compliance with all applicable requirements of the HSR Act).  Assuming due authorization, execution and delivery on the part of Pfizer, this Agreement constitutes a legal, valid and binding obligation of Celldex, enforceable against Celldex in accordance with its terms.

(b)           The execution and delivery of this Agreement by Celldex and the performance by Celldex contemplated hereunder does not and will not violate any Laws, except for such violations that would not have an adverse effect on the ability of Celldex to performs its obligations under this Agreement, or any order of any court or Governmental Authority.

(c)           To the Knowledge of Celldex, (i) the patents encompassed within the Celldex Patent Rights are valid and enforceable patents and (ii) the patent applications encompassed within the Celldex Patent Rights will be, if and when issued, valid and enforceable patents.  To the Knowledge of Celldex, no Third Party (i) is infringing any such patents or has misappropriated any Celldex Technology or (ii) except as set forth on Schedule 9.1(c), has challenged the ownership, scope, duration, validity, enforceability, priority or right to use of such patents (including by way of example through the institution or written threat of institution of interference, reexamination, protest, opposition, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign entity) or any Celldex Technology.

(d)           To the Knowledge of Celldex, the research, development, manufacture, use, sale, offer for sale, supply or importation by Celldex or Pfizer (or their respective Affiliates) of CDX-110, any Licensed Products containing CDX-110 (as such Licensed Products are currently constituted) and any * Diagnostic Assays (as such Diagnostic Assays are currently constituted), but not including *, does not and will not infringe any valid issued patent of any Third Party and does not and will not misappropriate any technology of any Third Party.  Prior to the Effective Date, neither Celldex nor any of its Affiliates has conducted any research, development, manufacturing, use, or sale of any Compound other than CDX-110 nor of any Licensed Product other than Licensed Products containing CDX-110.  Celldex has disclosed to Pfizer all Third Party patents and patent applications identified by counsel to Celldex in any freedom to operate or patentability searches or opinions, or otherwise made known to Celldex, relating to CDX-110 and Licensed Products containing CDX-110.  Celldex has received no written notice from a Third Party regarding, nor has any Knowledge that any Third Party intends to assert, any claim that the manufacture, use or sale of CDX-110 or the practice of the Celldex Patent Rights or use of the Celldex Technology infringes the intellectual property rights of a Third Party.

(e)           There is no legal claim, judgment or settlement against or owed by Celldex, or any order, writ, injunction or decree of any Governmental Authority against Celldex, in each case relating to CDX-110, any Licensed Product, the Celldex Patent Rights, the Celldex Technology or the transactions contemplated by this Agreement.

(f)            Subject to the provisions of the Third Party Licenses, Celldex’s right, title  and interest to all the Celldex Patent Rights and Celldex Technology are free of any lien, encumbrance, charge, security interest, mortgage or other similar restriction.  To the Knowledge of Celldex, the Third Party Licensors’ right, title and interest to the Celldex Controlled Patent Rights are free of any lien, encumbrance, charge, security interest, mortgage or other similar restriction (any such lien, encumbrance, charge, security interest, mortgage or other similar restriction, a “Third Party Licensor Lien”).  Subject to the provisions of the Third Party Licenses and any Third Party Licensor Liens, no person, firm, corporation or other entity (including any Affiliate of Celldex) has any right, interest or claim in or to, and neither Celldex nor any of its Affiliates has entered into any agreement granting any right, interest or claim in or to, any Celldex Patent Rights or Celldex Technology to any Third Party (including any academic organization or agency).  Without limiting the generality of the foregoing: (i) no Celldex Research Arrangement has been funded in whole or in part by any Third Party; (ii) each Celldex Research Arrangement is covered by a written agreement between Celldex and the Third Party(ies) involved in such Celldex Research Arrangement; (iii) Celldex exclusively owns all data and other intellectual property generated in the course of performance of each Celldex Research Arrangement conducted prior to the date hereof or the Effective Date, as the case may be; and (iv) all agreements with Third Parties relating to any Celldex Research Arrangement that is being conducted as of the date hereof or the Effective Date, as the case may be, provide that Celldex shall have exclusive ownership of all data and other intellectual property generated in the course of performance of such Celldex Research Arrangement.  For purposes of this Section 9.1, “Celldex Research Arrangement” means (x) any clinical trial or other research or development activities involving CDX-110 or any other Compound, Licensed Product or Diagnostic Assay performed by Celldex, any Affiliate of Celldex or any Third Party acting on Celldex’s behalf or under an agreement with Celldex or any Affiliate of Celldex or of which Celldex is otherwise aware, and (y) any research or development activities involving CDX-110 or any other Compound or Licensed Product performed by any Third Party to whom Celldex has provided CDX-110 or any such other Compound or Licensed Product at any time.  Schedule 9.1(f) lists every agreement relating to the Celldex Research Arrangements.

(g)           Prior to the Effective Date, the Compounds and Licensed Products have been developed, manufactured, stored, labeled, distributed and tested by Celldex and its Affiliates and, to Celldex’s Knowledge, by any Third Parties acting on behalf of Celldex, in compliance in all material respects with all applicable Laws.

(h)           The Patent Rights listed in Exhibit A are licensed to Celldex under the Third Party Licenses and are included in the Celldex Patent Rights licensed to Pfizer under this Agreement.  Other than the Patent Rights licensed to Celldex under the Third Party Licenses, Celldex does not own or control any Patent Rights relating to the Compounds, Licensed Products or Diagnostic Assays.  Since September 30, 2007, Celldex has not assigned or otherwise transferred ownership or control of any Patent Rights or Technology to Avant or any other Affiliate of Celldex.

(i)            Except for the Third Party Licenses, *, the * Supply Agreement and the agreements set forth in Schedule 9.1(f) (collectively, the “Third Party Agreements”), correct and complete copies of each of which have heretofore been delivered by Celldex to Pfizer, there are no licenses or other agreements, whether written or oral, to which Celldex or any of its Affiliates is a party that relate to the Compounds, Licensed Products or Diagnostic Assays or any patents or patent applications relating thereto.  The Third Party Agreements delivered by Celldex to Pfizer were true, accurate and complete copies of such agreements on the date of delivery and have not been modified, supplemented or amended since the date of delivery.  Each of the Third Party Agreements is in full force and effect.  Celldex is not in breach of any Third Party Agreement, and, to Celldex’s Knowledge, no other party to any Third Party Agreement is in breach thereof.  No party to any Third Party Agreement has notified in writing any other party thereto of any material breach thereof.  * has executed and delivered to Celldex the consent to assignment of the * Supply Agreement in the form attached hereto as Exhibit F, and Celldex has received no written notice from * revoking or purporting to revoke such consent.

(j)            Celldex has heretofore disclosed to Pfizer all material scientific and technical information and all information relating to safety and efficacy known to it or its Affiliates with respect to CDX-110, Licensed Products containing CDX-110 and * Diagnostic Assays.

(k)           Celldex has heretofore disclosed to Pfizer all material correspondence and contact information between Celldex and the FDA and any other Governmental Authorities regarding CDX-110 or any Licensed Product containing CDX-110.

(l)            Except for filings pursuant to the HSR Act, if any, neither the execution and delivery of this Agreement nor the performance hereof by Celldex requires Celldex to obtain any permits, authorizations or consents from any Governmental Authority or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination, rescission, renegotiation or acceleration under, or trigger any other rights under, any agreement or contract to which Celldex is a party or to which it may be subject that relates to the Celldex Patent Rights, the Celldex Technology, the Compounds or the Licensed Products.

(m)          There is (1) no Action pending against Celldex, any of its Affiliates or, to the Knowledge of Celldex, any Third Party, and (2) to the Knowledge of Celldex, no Action threatened and no Investigation pending or threatened against Celldex, any of its Affiliates or any Third Party, in each case in connection with the Celldex Patent Rights, the Celldex Technology, the Compounds or the Licensed Products or relating to the transactions contemplated by this Agreement.  For purposes of this Section 9.1(m): “Action” means any action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity; and “Investigation” means any inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

Within five (5) Business Days following the Effective Date, Celldex shall deliver to Pfizer a certificate of Celldex, signed by an executive officer of Celldex, certifying that the representations and warranties of Celldex contained in this Section 9.1 were true and correct as of the Effective Date.

9.2.          Pfizer Representations and Warranties.  As of the date hereof and as of the Effective Date of this Agreement, Pfizer hereby represents and warrants to Celldex as follows:

(a)           Pfizer has the limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Pfizer have been duly and validly authorized and approved by proper limited liability company action on the part of Pfizer, and Pfizer has taken all other action required by Law, its certificate of formation and operating agreement, or any agreement to which it is a party or to which it may be subject, required to authorize such execution, delivery and performance.  Assuming due authorization, execution and delivery on the part of Celldex, this Agreement constitutes a legal, valid and binding obligation of Pfizer, enforceable against Pfizer in accordance with its terms.

(b)           The execution and delivery of this Agreement by Pfizer and the performance by Pfizer contemplated hereunder does not and will not violate any Laws, except for such violations that would not have an adverse effect on the ability of Pfizer to perform its obligations under this Agreement, or any order of any court or Governmental Authority.

(c)           Except for filings pursuant to the HSR Act, if any, neither the execution and delivery of this Agreement nor the performance hereof by Pfizer requires Pfizer to obtain any permits, authorizations or consents from any Governmental Authority (other than any regulatory approvals relating to the manufacture, use, importation or sale of any Compound or Licensed Product) or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination under any agreement or contract to which Pfizer is a party or to which it may be subject, except for those breaches or rights that would not adversely affect the ability of Pfizer to perform its obligations under this Agreement.

(d)           There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the Knowledge of Pfizer, threatened against Pfizer or any of its Affiliates relating to the transactions contemplated by this Agreement.

Within five (5) Business Days following the Effective Date, Pfizer shall deliver to Celldex a certificate of Pfizer, signed by an authorized officer of Pfizer, certifying that the representations and warranties of Pfizer contained in this Section 9.2 were true and correct as of the Effective Date.

9.3.          Disclaimer of Warranty.  EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO COMPOUNDS, LICENSED PRODUCTS, DIAGNOSTIC ASSAYS, PATENT RIGHTS, OR TECHNOLOGY.  EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 9, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

9.4.          No Debarment.  In conducting any development activities under this Agreement, each party shall ensure that its Affiliates, employees, agents and contractors: (i) comply with all applicable Laws and all statutory and regulatory requirements of the FDA and any other Governmental Authority; and (ii) not utilize, in conducting studies on any Compound, Licensed Product or Diagnostic Assay, any person or entity that at such time is debarred by the FDA or under investigation by the FDA for debarment action pursuant to the provisions of the United States federal Generic Drug Enforcement Act of 1992.  Each party agrees to inform the other party in writing immediately if it or any person or entity who is performing services hereunder is so debarred or is the subject of a conviction described in Section 306 of the FDCA, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such party’s Knowledge, is threatened, relating to the debarment or conviction of such party or any person or entity used in any capacity by such party or any of its Affiliates in connection with the development of any Compound, Licensed Product or Diagnostic Assay.

Section 10.            ADDITIONAL COVENANTS.

10.1.        Restrictions on Transfers and Liens.  Celldex shall not license, sell, assign or otherwise transfer to any person (including any Affiliate of Celldex) any Celldex Patent Rights or any Celldex Technology, or assign or otherwise transfer any of the Third Party Licenses or * or any of its rights or obligations thereunder to any person (including any Affiliate of Celldex) (or agree to do any of the foregoing) except to the extent permitted by, and in compliance with, Section 15.8.  In addition, Celldex hereby covenants and agrees that Celldex shall not incur or permit to exist (and shall cause each of its Affiliates not to incur or permit to exist), with respect to any Celldex Patent Rights and/or Celldex Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restriction (including in connection with any indebtedness).

10.2.        Third Party Licenses.  Celldex (a) shall not execute or otherwise permit, and shall cause its Affiliates to refrain from executing or otherwise permitting, any amendment, modification or waiver to any of the Third Party Licenses, * or the * Supply Agreement without the prior written consent of Pfizer, (b) shall not make any election or exercise any right or option (or omit to take any action) which would, and shall cause its Affiliates to refrain from making any election or exercising any right or option (or omitting to take any action) which would, terminate or relinquish in whole or in part any right under a Third Party License, * or the * Supply Agreement, (c) shall comply, and shall cause its Affiliates to comply in all respects, with all of its, and its Affiliates’, obligations under the Third Party Licenses, * and the * Supply Agreement, (d) shall take, and shall cause its Affiliates to take, such actions as shall be necessary to keep in full force and effect the Third Party Licenses, * and the * Supply Agreement, and (e) shall give prompt notice to Pfizer, together with a detailed summary of outstanding issues if Pfizer so requests, of any notice received from the Third Party of any actual or alleged defaults, breaches, violations, proposed amendments or proposed modifications of, or any proposed waivers under, any of the Third Party Licenses, * or the * Supply Agreement by any of the parties thereto.

10.3.        Compliance with Laws.  Each of Celldex and Pfizer shall conduct, and shall use reasonable efforts to cause its Affiliates to conduct, all its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted.

10.4.        Conduct of Business.  From and after the date hereof and until the Effective Date, except as Pfizer shall otherwise consent to in writing, Celldex shall (a) operate the business of Celldex with respect to Compounds, Licensed Products, Diagnostic Assays, Celldex Patent Rights and Celldex Technology in the ordinary course consistent with past practice and (b) use Commercially Reasonable Efforts to preserve intact and keep in full force and effect all Celldex Patent Rights and Celldex Technology, and all related relationships with customers, suppliers, distributors, licensors, licensees and other Third Parties, and to keep available the services of its current employees who are involved in the research, development or commercialization of Compounds, Licensed Products or Diagnostic Assays (as the case may be).

10.5.        Access to Information.  From and after the date hereof, Celldex shall, upon reasonable notice from Pfizer, provide Pfizer and its agents and representatives with reasonable access, at Celldex’s place of business, during regular business hours, to (a) all information concerning Compounds, Licensed Products, Diagnostic Assays, Celldex Patent Rights and/or Celldex Technology and (b) all employees of Celldex who possess any information described in clause (a) of this Section 10.5.

Section 11.            TERM.

11.1.        Term.  Subject to Section 11.2, this Agreement shall be effective as of the Effective Date and shall, unless earlier terminated in accordance with Section 12, remain in effect until the expiration of the last-to-expire Royalty Term.  Simultaneously with the execution of this Agreement, the parties shall enter into the Assignment and Assumption Agreement relating to the * Supply Agreement in the form attached hereto as Exhibit G.

11.2.        Prior to Effective Date.  Prior to the Effective Date, neither Celldex nor Pfizer shall have any rights or obligations hereunder.  Notwithstanding anything to the contrary in Section 11.1, effective as of the date hereof, each of Pfizer and Celldex covenant and agree that Section 8, 10.1, 10.2, 10.4, 10.5, 11.2, 12.1(c), Section 14, 15.8 and 15.13 shall be in full force and effect unless this Agreement is terminated pursuant to Section 12 (including any applicable defined terms contained in such provisions).

Section 12.            TERMINATION.

12.1.        Termination Rights.  This Agreement may be terminated as follows:

(a)           If either Pfizer or Celldex materially breaches or materially defaults in the performance or observance of any of its respective obligations under this Agreement, and such breach or default is not cured within * after the giving of written notice by the other party specifying such breach or default, then such other party shall have the right to terminate this Agreement by providing the breaching party written notice within * following the expiration of such * period (such termination to be effective upon receipt of such termination notice).  For the purpose of this Section 12.1(a), a material breach or material default shall include a material inaccuracy in any warranty or representation contained herein.

(b)           At any time and for any reason, Pfizer, upon * written notice to Celldex, shall have the right, at Pfizer’s sole discretion, to terminate this Agreement, such termination to be effective upon the expiration of such * period.  In order to ensure the smooth transition of the development and/or commercialization of any Compound or Licensed Product from Pfizer to Celldex or a Third Party designated by Celldex, promptly after receipt by Celldex of such written notice, representatives of Pfizer and Celldex will meet to negotiate in good faith the terms of a transition plan with respect to all then-current as well as planned activities relating to Compounds and Licensed Products.

(c)           Either party shall have the right to terminate this Agreement if the Effective Date has not occurred (for any reason) by *.

(d)           If Pfizer, its Affiliate or sublicensee commences any legal proceeding that challenges the validity, enforceability or ownership of any Celldex Patent Right set forth on Exhibit A, Celldex shall have the right to immediately terminate the license granted to Pfizer by Celldex pursuant to Section 3.1(a) under the challenged patent by giving notice to Pfizer.  The foregoing right of Celldex to terminate Pfizer’s license under a challenged patent shall not apply to any such challenge that arises out of or is in connection with any legal action or counterclaim commenced by Celldex against Pfizer, whether arising out of or in connection with this Agreement or otherwise.

12.2.        Accrued Obligations.  Expiration or termination of this Agreement for any reason (a) shall be without prejudice to Celldex’s right to receive all royalties accrued under Section 5.6 prior to the effective date of such termination and to any other remedies that either party may otherwise have and (b) shall not release a party hereto from any indebtedness, liability or other obligation incurred hereunder by such party prior to the date of termination or expiration.

12.3.        Effect of Termination.

(a)           Upon any termination of this Agreement pursuant to Section 12.1, all licenses and rights granted herein to Pfizer shall terminate, other than the license granted to Pfizer in Section 3.3(a) (Non-Exclusive Research License) and except as otherwise provided in this Section 12.3.

(b)           If Pfizer terminates this Agreement under Section 12.1(b) other than for reasons related to the safety of any Compound or Licensed Product (as determined in good faith by Pfizer, taking into account the indication(s) for which the Compound or Licensed Product was being developed or commercialized) or Celldex terminates this Agreement under Section 12.1(a) or 12.1(d), Pfizer shall, promptly after such termination: (i) transfer to Celldex ownership of all regulatory filings and Regulatory Approvals that relate solely to Licensed Products; and (ii) deliver or make available to Celldex, in the same form in which Pfizer maintains such items, copies of those material reports, records and regulatory correspondence in Pfizer’s possession or control that (A) relate solely to the pre-clinical and clinical development under this Agreement of Compounds or Licensed Products and (B) are necessary for Celldex to obtain Regulatory Approval for Licensed Products; provided that the parties agree that any failure by Pfizer to provide such reports, records or correspondence to Celldex despite Pfizer’s Commercially Reasonable Efforts to do so shall not be a breach of Pfizer’s obligations under this Section 12.3.

(c)           If (i) Pfizer terminates this Agreement under Section 12.1(b), or Celldex terminates this Agreement under Section 12.1(a) or 12.1(d), after * and (ii) Celldex subsequently commercializes such Licensed Product, Celldex will pay to Pfizer royalties in the amount of * of the annual net sales of such Licensed Product by Celldex, its Affiliates and licensees and sublicensees (where “net sales” of Celldex, its Affiliates and licensees and sublicensees is calculated in substantially the same manner as Net Sales are calculated under this Agreement).  Such royalties will be payable on a country-by-country basis during the Royalty Term that otherwise would have applied if this Agreement had not been terminated.

(d)           If Pfizer terminates this Agreement under Section 12.1(b), or Celldex terminates this Agreement under Section 12.1(a) or 12.1(d), Celldex shall have the following rights, and Pfizer shall have the following obligations:

(i)            Celldex will, from the effective date of any such termination, have a non-exclusive, perpetual, irrevocable, worldwide, royalty-free (subject to Section 12.3(c)) license, with the right to sublicense, under the Pfizer Applied Technology, Pfizer Patent Rights and any Joint Patent Rights not previously assigned to Celldex that are necessary to research, develop, make, have made, use, sell, offer for sale, supply, cause to be supplied and import any Licensed Product that is in active clinical development or has been commercialized at the time of termination (a “Reverted Product”), solely to research, develop, make, have made, use, sell, offer for sale, supply, cause to be supplied and import such Reverted Product; provided that, if any of such Pfizer Applied Technology or Pfizer Patent Rights is licensed by Pfizer or any of its Affiliates from a Third Party, (A) Celldex’s license rights under this Section 12.3(d) shall be limited to the extent required under any agreement with such Third Party and (B) Celldex shall pay to Pfizer the amount of any Third Party royalties payable by Pfizer relating to such Pfizer Applied Technology or Pfizer Patent Rights (as the case maybe) in respect of such Reverted Product.

(ii)           Pfizer shall have the first right, but not the obligation, to continue prosecution and maintenance at its own expense of all Pfizer Patent Rights and all Joint Patent Rights not previously assigned to Celldex that are licensed to Celldex under Section 12.3(d)(i) (the “Reverted Product Patent Rights”).  Within sixty (60) days of termination of this Agreement, Celldex shall give notice to Pfizer specifying which Pfizer Patent Rights and Joint Patent Rights it believes are Reverted Product Patent Rights.  No later than sixty (60) days prior to the applicable Paris Convention date or PCT nationalization date, as the case may be, for a given Reverted Product Patent Right, Pfizer shall provide Celldex with a list of the countries in which Pfizer has decided to extend such Reverted Product Patent Right.  If Pfizer has decided not to continue the prosecution or maintenance of a patent application or patent that is a Reverted Product Patent Right, then Celldex shall have the option to obtain ownership of such patent applications and patents * and to continue the prosecution of such patent applications and the maintenance of such patents in such country, at its own cost and expense, in Celldex’s name (except in the case of a United States patent or patent application that is tied by a terminal disclaimer to another Patent Right owned by Pfizer).  If Celldex exercises such option to obtain ownership of such Reverted Product Patent Rights, Celldex shall, and shall cause its Affiliates to, grant to Pfizer a non-exclusive, irrevocable, worldwide, royalty-free, perpetual license, with the right to sublicense, under such Reverted Product Patent Rights for all uses.  Notwithstanding the provisions of Section 15.8, but subject to all rights granted herein to Celldex, Pfizer may transfer any Reverted Product Patent Right to a Third Party without Celldex’s consent; provided, however, that Pfizer shall ensure that any such Third Party transferee agrees in writing to comply with the obligations set forth in this Section 12.3(d)(ii) relating to such Reverted Product Patent Right.

(iii)          Celldex shall have the right to submit a written notice to Pfizer within * of termination requesting that Pfizer enter good faith negotiations for *.  If Pfizer consents in writing to such negotiations, which consent may be withheld in Pfizer’s sole discretion, the parties shall negotiate in good faith the terms of such license for up to *.  In the event the parties do not agree on the terms of such a license before the end of such * negotiation period, Pfizer shall have no further obligation under this Section 12.3(d)(iii).

(iv)          Pfizer will assign to Celldex Pfizer’s rights, title and interest under the * Supply Agreement, as amended from time to time and then in effect, in whole or in part (at Pfizer’s option) to the extent necessary to enable Celldex to purchase * * (as defined in the * Supply Agreement) for the manufacturing of Compounds and Licensed Products.  Any such assignment will be subject to the terms of an assignment and assumption agreement between Celldex and Pfizer on terms that are substantially similar to the terms of the Assignment and Assumption Agreement between the parties dated as of the date hereof.

(e)           Following termination of this Agreement pursuant to Section 12.1: (i) each of Pfizer and Celldex shall, upon request of the other party, return or destroy all Celldex Confidential Information and Pfizer Confidential Information, respectively, disclosed to it pursuant to this Agreement, including all copies and extracts of documents, as promptly as practicable following receipt of such request, except that one (1) copy may be kept for the purpose of complying with continuing obligations under this Agreement.

(f)            If this Agreement is terminated by Pfizer pursuant to Section 12.1(a), the following provisions shall apply:

(i)            all licenses granted by each party to the other party under this Agreement shall terminate, other than the license granted to Pfizer in Section 3.3(a) (Non-Exclusive Research License); and

(ii)           subject to the provisions of Section 15.6, this Agreement shall be of no further force or effect.

12.4.        Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Celldex are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The parties agree that Pfizer, as licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The parties further agree that, in the event of a rejection of this Agreement by Celldex in any bankruptcy proceeding by or against Celldex under the U.S. Bankruptcy Code, (a) Pfizer shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Pfizer’s possession, shall be promptly delivered to it upon Pfizer’s written request therefor, and (b) Celldex shall not interfere with Pfizer’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not interfere with Pfizer in obtaining intellectual property and all embodiments of intellectual property from another entity.  The term “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Licensed Products, regulatory filings and related rights, and Technology.

Section 13.            INDEMNIFICATION.

13.1.        Indemnification.

(a)           Except as set forth on Schedule 13.1, Celldex will indemnify, defend and hold Pfizer and Pfizer’s Affiliates, and their respective directors, officers and employees (collectively, “Pfizer Indemnified Parties,” and each a “Pfizer Indemnified Party”), harmless from any and all Losses (as defined below) incurred by any of them as a result of:

(i)            the breach of any covenant, warranty or representation made by Celldex under this Agreement;

(ii)           the negligence, recklessness, or willful misconduct of Celldex or any of its Affiliates;

(iii)          any acts or omissions of Celldex or any of its Affiliates, agents, consultants, contractors or other Third Parties, in connection with the research, development or commercialization of Compounds, Licensed Products or Diagnostic Assays prior to or after the Effective Date or following termination in whole or in part of this Agreement and the reversion of the applicable rights hereunder to Celldex in accordance with Section 12.3; or

(iv)          any claim for death, bodily injury or property damage arising from the research, development, manufacture (for use, distribution, sale or commercialization by or on behalf of Celldex, its Affiliates or sublicensees, including Pfizer under this Agreement), use, distribution, sale or commercialization of any Compound, Licensed Product or Diagnostic Assay by Celldex, its Affiliates, sublicensees, employees or agents (other than a Pfizer Indemnified Party).

Celldex shall be obligated to so indemnify, defend and hold Pfizer harmless from such Losses only to the extent that such Losses do not arise from the negligence, recklessness or willful misconduct of any Pfizer Indemnified Party or the breach of any covenant, warranty or representation made by Pfizer under this Agreement.

(b)           Pfizer will indemnify, defend and hold Celldex and Celldex’s Affiliates, and their respective directors, officers and employees (collectively, “Celldex Indemnified Parties,” and each a “Celldex Indemnified Party”), harmless from any and all Losses incurred by any of them as a result of:

(i)            the breach of any covenant, warranty or representation made by Pfizer under this Agreement;

(ii)           the negligence, recklessness, or willful misconduct of Pfizer or any of its Affiliates;

(iii)          any acts or omissions of Pfizer or any of its Affiliates in connection with the research, development or commercialization of Compounds, Licensed Products or Diagnostic Assays during the Term; or

(iv)          any claim for death, bodily injury or property damage arising from the research, development, manufacture (for use, distribution, sale or commercialization by or on behalf of Pfizer, its Affiliates or sublicensees or use by or on behalf of Celldex under this Agreement), use, distribution, sale or commercialization of any Compound, Licensed Product or Diagnostic Assay by Pfizer, its Affiliates, sublicensees, employees or agents (other than a Celldex Indemnified Party).

In each case, Pfizer shall be obligated to so indemnify, defend and hold Celldex harmless from such Losses only to the extent that such Losses do not arise from the negligence, recklessness or willful misconduct of any Celldex Indemnified Party or the breach of any covenant, warranty or representation made by Celldex under this Agreement.

13.2.        Losses.  For purposes of this Agreement, “Losses” shall mean any and all costs, expenses, claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, settlement amounts, awards and judgments, including any and all reasonable, out-of-pocket costs and expenses properly incurred as a result of a claim, in each case solely to the extent such Loss is the result of a claim initiated by a Third Party (including reasonable, out-of-pocket attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened), and in each case, net of any tax benefit or insurance recovery received as a result of such Loss.

13.3.        Defense Procedures; Procedures for Third Party Claims.  In the event that any Third Party (in no event to include any Affiliate of any of the parties) asserts a claim with respect to any matter for which a party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall promptly notify the party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

(a)           Subject to Pfizer’s right to control the defense of actions described in Sections 7.8, 7.9, 7.10 and 7.11 (even where Celldex is the Indemnifying Party), the Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within ten (10) Business Days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought, (ii) the Third Party Claim seeks solely monetary damages and (iii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in full (the conditions set forth in clauses (i), (ii) and (iii) above are collectively referred to as the “Litigation Conditions”).

(b)           Within ten (10) Business Days after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions.  If the Indemnified Party reasonably so objects, the Indemnified Party shall continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as such objection is withdrawn.  If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.  During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and shall cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party.  In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within ten (10) Business Days after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense).  The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other party is defending as provided in this Agreement.

(c)           The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action.  The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, but shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party.  Each of the Indemnifying Party and the Indemnified Party shall not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other party, and the Indemnified Party shall use reasonable efforts to mitigate Losses arising from the Third Party Claim.

13.4.        Disclaimer of Liability for Consequential Damages.  IN NO EVENT SHALL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE,  SUFFERED BY PFIZER, CELLDEX OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS

AND EMPLOYEES, EXCEPT (A) TO THE EXTENT OF ANY SUCH DAMAGES PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM AND (B) FOR PURPOSES OF INDEMNIFICATION PURSUANT TO THIS SECTION 13, IN THE EVENT OF FRAUD; PROVIDED THAT THIS SECTION 13.4 SHALL NOT RELIEVE EITHER PARTY FROM ITS PAYMENT OBLIGATIONS UNDER THIS AGREEMENT.

13.5.        Sole Remedy.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND EXCEPT FOR ANY EQUITABLE REMEDIES THAT MAY BE AVAILABLE TO A PARTY,  INDEMNIFICATION  PURSUANT TO THIS SECTION 13 SHALL BE THE SOLE AND EXCLUSIVE REMEDY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY) AVAILABLE TO CELLDEX OR PFIZER FOR THE MATTERS COVERED THEREIN.

Section 14.            GOVERNING LAW AND JURISDICTION.

14.1.        Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of law rules.

14.2.        Jurisdiction.  With the exception of those matters referred for resolution by independent accountants under Section 6.5, in the event of any controversy, claim or counterclaim arising out of or relating to this Agreement, the parties shall first attempt to resolve such controversy or claim through good faith negotiations for a period of not less than thirty (30) days following notification of such controversy or claim to the other party.  If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be resolved by the United States District Court for the Southern District of New York or a local court sitting in New York, New York (collectively, the “Courts”).  Each party (a) irrevocably submits to the exclusive jurisdiction in the Courts for purposes of any action, suit or other proceeding relating to or arising out of this Agreement and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such party.  Celldex hereby irrevocably designates, appoints and empowers Corporation Service Company, 1133 Avenue of the Americas, New York, New York  10036-6710, as its true and lawful agent and attorney-in-fact in its name, place and stead to receive and accept on its behalf service of process in any action, suit or proceeding in the Courts with respect to any matters as to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

Section 15.            MISCELLANEOUS.

15.1.        Force Majeure.  Neither party hereto shall be liable to the other party for any losses or damages attributable to a default in or breach of this Agreement that is the result of war (whether declared or undeclared), acts of God, revolution, acts of terror, fire, earthquake, flood, pestilence, riot, enactment or change of Law (following the Effective Date), accident(s), labor trouble, or shortage of or inability to obtain material equipment or transport or any other cause beyond the reasonable control of such party; provided that if such a cause occurs, then the party affected will promptly notify the other party of the nature and likely result and duration (if known) of such cause and use commercially reasonable efforts to reduce the effect.  If the event lasts for a period of longer than three (3) months, the parties shall meet and discuss appropriate remedial measures.

15.2.        Severability.  If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the parties shall use their respective reasonable efforts to replace the invalid provisions in a manner that best accomplishes the original intentions of the parties.

15.3.        Waivers.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition.  Neither the waiver by any party of any term or condition of this Agreement nor the failure on the part of any party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

15.4.        Entire Agreement; Amendments.  This Agreement, together with the Stock Purchase Agreement, * and Assignment and Assumption Agreement relating to the * Supply Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between Celldex and Pfizer before the date hereof with respect to the subject matter hereof, including the Confidentiality Agreement between Celldex and Pfizer Inc., dated December 21, 2006, as amended on January 22, 2007.  All Celldex Confidential Information disclosed to Pfizer prior to the Effective Date will be deemed to have been disclosed pursuant to this Agreement.  None of the terms of this Agreement shall be amended, supplemented or modified except in writing signed by the parties.

15.5.        Pfizer’s Right of Setoff.  If Celldex materially breaches this Agreement and fails to cure such breach within the time periods provided under Section 12.1(a) and Pfizer does not elect to terminate this Agreement pursuant to Section 12.1(a), then, in addition to any other remedies Pfizer may have under this Agreement or otherwise, Pfizer may setoff against any amounts owed to Celldex pursuant to Section 5 the amount of any losses, damages and expenses incurred by Pfizer as a result of Celldex’s material breach of this Agreement (except to the extent such amounts have already been setoff pursuant to Section 5.8(c)).

15.6.        Pfizer *.

(a)           Notwithstanding anything to the contrary contained herein or in the *, Pfizer shall * results from a breach by Pfizer of its obligations under this Agreement,

which breach remains uncured * following receipt by Pfizer of a notice of breach pursuant to Section 12.1(a) hereof.

(b)           In the event Celldex believes that Pfizer has * in breach of the provisions of Section 15.6(a), Celldex may so notify Pfizer in writing.  If Pfizer does not object in writing to such alleged breach within * of receipt of such written notice, Pfizer shall promptly *.  In the event that Pfizer objects to such notice of breach within the time period specified, Celldex may pursue all legal and equitable remedies available to it in the Courts.  In the event that Pfizer is found by a final, nonappealable decision of a Court to have breached the provisions of Section 15.6(a) with respect to *, Pfizer shall promptly thereafter *.  Pfizer agrees that a breach of this Section 15.6(b) will cause irreparable harm to Celldex, and that any breach of this Section 15.6(b) by Pfizer will entitle Celldex to seek injunctive relief, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

15.7.        Survival.  The provisions of Sections 3.3 (Non-Exclusive Research License), 3.6 (Celldex Retained Rights), 6.5 (Inspection of Records), 7.1 (Ownership of Inventions), 8.1 (Confidential Information), 12.3 (Effect of Termination), Section 13 (Indemnification) and Section 14 (Governing Law and Jurisdiction), as well as any other Sections or defined terms referred to in such Sections or necessary to give them effect shall survive termination or expiration of this Agreement and remain in force until discharged in full.  Furthermore, any other provisions required to interpret and enforce the parties’ rights and obligations or to wind up their outstanding obligations under this Agreement shall survive to the extent required.

15.8.        Assignment.

(a)           Neither this Agreement nor any rights or obligations of either party to this Agreement may be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, either party may, without such consent, assign this Agreement, in whole or in part: (i) to any of its respective Affiliates, subject to Section 15.8(b) in the case of Celldex; provided that such assigning party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned; (ii) to a Third Party where a party or its Affiliate is required, or makes a good faith determination based on advice of counsel, to divest any of the Licensed Products or Diagnostic Assays in order to comply with Law or the order of any Governmental Authority as a result of a merger or acquisition; (iii) to an entity that acquires all or substantially all of its assets, subject to Section 15.8(b) in the case of Celldex; or (iv) to the successor entity resulting from any merger or consolidation of such party with or into such entity (including a merger of Celldex with Avant into a single entity), subject to Section 15.8(b) in the case of Celldex.

(b)           Celldex shall not sell, assign or otherwise transfer Celldex Patent Rights, Celldex Technology, Third Party Licenses and/or * to any person (including any Affiliate of Celldex) except to (w) Avant (so long as Avant is the sole stockholder of Celldex), (x) a wholly-owned direct or indirect subsidiary of Celldex, (y) an acquiring entity in accordance with Section 15.8(a)(iii) or (z) a successor corporation or entity in accordance with Section 15.8(a)(iv), and solely in each case if (i) Avant, or such subsidiary, corporation or entity (each, a “transferee”) is and continues to be at all times incorporated and domiciled (including with respect to principal headquarters of such transferee, but not with respect to any affiliate or parent entity of such transferee) in any state of the United States of America and (ii) prior to any such sale, assignment or transfer, such transferee has acknowledged and confirmed in writing to Pfizer, all in a manner reasonably acceptable to Pfizer, that, effective as of such sale, assignment or other transfer, such transferee shall be bound by this Agreement as if it were a party to it as and to the identical extent applicable to Celldex with respect to Celldex Patent Rights and/or Celldex Technology; provided, however, that Celldex shall not sell, assign or otherwise transfer any of the * to any person unless Celldex simultaneously sells, assigns or otherwise transfers the Third Party License and Celldex Patent Rights that are related to such * to the same person.

(c)           Any purported assignment in violation of this Section 15.8 shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.

15.9.        Independent Contractor.  The relationship between Celldex and Pfizer is that of independent contractors.  Celldex and Pfizer are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting parties.

15.10.      Notices.  Each communication and document made or delivered by one party to another under this Agreement shall be made in the English language.  All notices, consents, approvals, requests or other communications required hereunder given by one party to the other hereunder shall be in writing and made by registered or certified air mail, facsimile, express overnight courier or delivered personally to the following addresses of the respective parties:

If to Celldex:	Celldex Therapeutics, Inc.
222 Cameron Drive, Suite 400
Phillipsburg, NJ 08865
Attention: Senior VP, Business Development

with a copy to:	Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA 02199
Attention: Richard B. Smith, Esq.

If to Pfizer:	Pfizer Vaccines LLC
235 East 42nd Street
New York, NY 10017-5755
Attention: President

and:	Pfizer Vaccines LLC
235 East 42nd Street
New York, NY 10017-5755
Attention: Treasurer

with a copy to:	Pfizer Inc.
235 East 42nd Street
New York, NY 10017-5755
Attention: General Counsel

Notices hereunder shall be deemed to be effective (a) upon receipt if personally delivered, (b) on the tenth (10th) Business Day following the date of mailing if sent by registered or certified air mail; (c) on the second (2nd) Business Day following the date of transmission or delivery to the overnight courier if sent by facsimile or overnight courier.  A party may change its address listed above by sending notice to the other party in accordance with this Section 15.10.

15.11.      Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either party.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either party.

15.12.      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

15.13.      Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a party, such party agrees to cause its Affiliates to perform such obligations.  Pfizer may use one or more of its Affiliates to perform its obligations and duties hereunder, provided that Pfizer shall remain liable hereunder for the prompt payment and performance of all of its obligations hereunder.  Subject to Section 4.5(b), Celldex may use one or more of its Affiliates to perform its obligations and duties hereunder, provided that Celldex shall remain liable hereunder for the performance of all of its obligations hereunder.  Avant hereby agrees to cause Celldex to perform its obligations under this Agreement.

15.14.      Counterparts.  This Agreement may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

15.15.      Headings.  Headings in this Agreement are included herein for ease of reference only and shall have no legal effect.  References to the parties, Sections, Schedules and Exhibits are to the parties, Sections, Schedules and Exhibits to and of this Agreement unless otherwise specified.

[Remainder of Page Intentionally Left Blank]

License and Development Agreement

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date first written above.

CELLDEX THERAPEUTICS, INC.	PFIZER VACCINES LLC

By:	By:
Name:	Name: Martin Teicher
Title:	Title: Vice President

Avant Immunotherapeutics, Inc. is a party to this Agreement solely with respect to the last sentence of Section 15.13:

AVANT IMMUNOTHERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT A

CELLDEX PATENT RIGHTS

*

EXHIBIT B

TRANSITION AND DEVELOPMENT PLANS

(attached)

*

EXHIBIT C

STOCK PURCHASE AGREEMENT

(Not attached)

EXHIBIT D

FORM OF PRESS RELEASE

(Not attached)

EXHIBIT E

REDACTED AGREEMENT

(attached)

EXHIBIT F

* CONSENT TO ASSIGNMENT

(Not attached)

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT

(Not attached)

Schedule 4.6(b)

*

Schedule 7.2

Patent Prosecution

*

Schedule 9.1(c)

Patent Representations and Warranties

*

Schedule 9.1(f)

Celldex Research Arrangements

*

Schedule 13.1

Celldex Indemnification

*